As filed with the United States Securities and Exchange Commission on September 22, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SHARPLINK GAMING LTD.
(Exact name of registrant as specified in our charter)

Israel	7999	98-1657258
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D. N.)

SharpLink Gaming Ltd.

333 Washington Avenue North, Suite 104

Minneapolis, Minnesota

(612) 293-0619

(Address, including zip code and telephone number, including area code, of registrant’s principle executive offices)

Copies to:

Mitchell S. Nussbaum, Esq.	Odeya Brick-Zarsky, Adv.	Oded Har-Even, Esq.
Tahra Wright, Esq.	Guy Eizenberg, Adv.	Eric Victorson, Esq.
Loeb & Loeb LLP	S. Friedman, Abramson & Co.	Sullivan & Worcester LLP
345 Park Avenue	146 Derech Menachem Begin	1633 Broadway
New York, New York 10154	Tel Aviv 6492103	New York, New York 10019
Israel

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2023

PRELIMINARY PROSPECTUS

SHARPLINK GAMING LTD.

Up to [●] Ordinary Shares or Ordinary Shares Underlying Pre-Funded Warrants

Ordinary Warrants to Purchase Up to [●] Ordinary Shares

Up to [●] Ordinary Shares Underlying Ordinary Warrants

Pre-Funded Warrants to Purchase Up to [●] Ordinary Shares

This is a reasonable best efforts public offering of (i) up to [●] ordinary shares (the “Shares”), par value NIS 0.60 share (the “Ordinary Shares”), or pre-funded warrants to purchase [●] Ordinary Shares (the “Pre-Funded Warrants”), (ii) warrants (the “Ordinary Warrants”) to purchase an aggregate of up to [●] Ordinary Shares, and (iii) [●] Ordinary Shares underlying the Ordinary Warrants, at an assumed combined public offering price of $[●] per Share and Ordinary Warrant (assuming a public offering price equal to the last sale price of our Ordinary Shares as reported by the Nasdaq Capital Market (“Nasdaq”) on [●], 2023). Each Ordinary Warrant is assumed to have an exercise price of $[●] per Ordinary Share (100% of the public offering price per Share and Ordinary Warrant), will be exercisable upon issuance, and will expire five years from the date of issuance.

We are also offering to those purchasers, if any, whose purchase of Shares in this offering would otherwise result in any such purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering, the opportunity to purchase Pre-Funded Warrants in lieu of Ordinary Shares that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Ordinary Shares. The purchase price for each Pre-Funded Warrant will equal the per share public offering price for the Ordinary Shares in this offering less the $0.001 per share exercise price of each such Pre-Funded Warrant. Each Pre-Funded Warrant will be exercisable upon issuance and will not expire prior to exercise. For each Pre-Funded Warrant we sell, the number of Shares we are offering will be decreased on a one-for-one basis.

For purposes of clarity, each Share and each Pre-Funded Warrant to purchase one Ordinary Share is being sold together with an Ordinary Warrant to purchase one Ordinary Share.

These securities are being sold in this offering to certain purchasers under a securities purchase agreement dated [●], 2023 between us and such purchasers. Pursuant to this prospectus, we are also offering Ordinary Shares issuable upon the exercise of Pre-Funded Warrants and Ordinary Warrants offered hereby.

The shares issuable upon exercise of the Pre-Funded Warrants or Ordinary Warrants will be issued upon the exercise thereof. Because there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close, we may sell fewer than all of the securities offered hereby, and purchasers in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no escrow account and there is no minimum offering amount, purchasers could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan.

The offering of the Shares, Pre-Funded Warrants and Ordinary Warrants will terminate no later than [●], 2023; however, the Ordinary Shares underlying the Pre-Funded Warrants and the Ordinary Warrants will be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

Our Ordinary Shares trade on Nasdaq, under the symbol “SBET.” On September 21, 2023, the last reported sale price of our Ordinary Shares on Nasdaq was $2.32 per share. The combined public offering price per Share and accompanying Ordinary Warrant or per Pre-Funded Warrant and accompanying Ordinary Warrant will be determined between us and purchasers based on market conditions at the time of pricing and may be at a discount to the current market price of our Ordinary Shares. Therefore, the recent market price and resulting assumed public offering price used throughout this prospectus may differ substantially from the actual offering price. None of the Ordinary Warrants or Pre-Funded Warrants are listed on a national securities exchange. We do not intend to apply to list the Ordinary Warrants or Pre-Funded Warrants on any national securities exchange. Without an active trading market, the liquidity of the Ordinary Warrants and Pre-Funded Warrants may be limited.

We expect this offering to be completed within two business days following the commencement of this offering and we will deliver all securities to be issued in connection with this offering delivery versus payment upon receipt of purchaser funds received by us.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 19 OF THIS PROSPECTUS AND UNDER SIMILAR HEADINGS IN ANY AMENDMENTS OR SUPPLEMENTS TO THIS PROSPECTUS, INCLUDING OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND ANY SIMILAR SECTION CONTAINED IN ANY DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We have engaged A.G.P./Alliance Global Partners as our exclusive placement agent (“A.G.P.” or the “Placement Agent”) to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The Placement Agent has no obligation to purchase any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering the actual public offering amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the Placement Agent the placement agent fees set forth in the table below and to provide certain other compensation to the Placement Agent. See “Plan of Distribution” beginning on page 34 of this prospectus for more information regarding these arrangements.

	Per Share and Ordinary Warrant	Per Pre-Funded Warrant and Ordinary Warrant	Total
Public offering price	$	$	$
Placement Agent fees (1)	$	$	$
Proceeds to us, before expenses (2)	$	$	$

(1) We have agreed to pay the Placement Agent a cash placement commission equal to 7.0% of the aggregate proceeds from this offering. We have also agreed to reimburse the Placement Agent for certain expenses incurred in connection with this offering. See “Plan of Distribution” beginning on page 34 for additional information regarding the compensation to be paid to the Placement Agent.

(2) The above summary of offering proceeds does not give effect to any proceeds from the exercise of the Ordinary Warrants or Pre-Funded Warrants being issued in this offering.

Delivery of the Shares and Pre-Funded Warrants, together with accompanying Ordinary Warrants, is expected to be made on or about [●], 2023, subject to customary closing conditions.

Sole Placement Agent

A.G.P.

The date of this prospectus is                , 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (“SEC”) to register the securities offered hereby under the Securities Act. We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information incorporated by reference into this prospectus and described under the heading “Where You Can Find More Information.” You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Information Incorporated by Reference,” before deciding to invest in our securities.

You should rely only on the information contained in this prospectus. We have not, and the Placement Agent has not, authorized anyone to provide you with any information other than that contained in this prospectus. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the Placement Agent is not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not, and the Placement Agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

For purposes of this prospectus, references to the terms “SBET,” “the Company,” “we,” “us” and “our” refer to SharpLink Gaming Ltd., together with its subsidiaries, unless the context otherwise requires. This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus and the information incorporated herein by reference are the property of their respective owners.

We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in any of the securities being offered.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement and any free writing prospectus, if applicable, including the documents we incorporate by reference herein and therein, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve substantial risks and uncertainties. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include statements regarding our plans, strategies, objectives, expectations and intentions, which are subject to change at any time at our discretion. Forward-looking statements include our assessment, from time to time of our competitive position, the industry environment, potential growth opportunities, the effects of regulation and events outside of our control, such as natural disasters, wars or health epidemics. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions.

Forward-looking statements are merely predictions and therefore inherently subject to uncertainties and other factors which could cause the actual results to differ materially from the forward-looking statement. These uncertainties and other factors include, among other things:

●	unexpected technical and marketing difficulties inherent in major research and product development efforts;

●	our ability to remain a market innovator, to create new market opportunities, and/or to expand into new markets;

●	the potential need for changes in our long-term strategy in response to future developments;

●	our ability to attract and retain skilled employees;

●	our ability to raise sufficient capital to support our operations and fund our growth initiatives;

●	unexpected changes in significant operating expenses;

●	changes in the supply, demand and/or prices for our products and services;

●	increased competition, including from companies which may have substantially greater resources than we have;

●	the impact of potential security and cyber threats or the risk of unauthorized access to our, our customers’ and/or our business partners’ information and systems;

●	changes in the regulatory environment and the consequences to our financial position, business and reputation that could result from failing to comply with such regulatory requirements;

●	our ability to continue to successfully integrate acquired companies into our operations;

●	varying attitudes towards sports and online casino games and poker (“iGaming”) data providers and betting by foreign governments;

●	failure to develop or integrate new technology into current products and services;

●	unfavorable results in legal proceedings to which we may be subject;

●	failure to establish and maintain effective internal control over financial reporting; and

●	general economic and business conditions in the United States and elsewhere in the world, including the impact of inflation.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and in our other reports filed from time to time with the SEC.

Overview

Founded in 2019 and headquartered in Minneapolis, Minnesota, SharpLink Gaming Ltd. is a leading business-to-business provider of performance marketing and advanced technology-enabled fan engagement and conversion solutions for the fast emerging U.S. sports betting and iGaming industries. Our base of marquis customers and trusted business partners includes many of the nation’s leading sports media publishers, leagues, teams, sportsbook operators, casinos and sports technology companies, including Turner Sports, NASCAR, PGA TOUR, National Basketball Association (“NBA”), National Collegiate Athletic Association (“NCAA”), NBC Sports, BetMGM, Party Poker, World Poker Tour and Tipico, among numerous others.

We continue to make deliberate and substantial investments in support of our long-term growth objectives. Our primary growth strategy is centered on cost effectively monetizing our own and our customers’ respective online audiences of U.S. fantasy sports and casual sports fans and casino gaming enthusiasts by converting them into loyal online sports and iGaming bettors. We are endeavoring to achieve this through deployment of our proprietary conversion technologies, branded as our “C4” solutions, which are seamlessly integrated with fun, highly engaging fan experiences. Purpose-built from the ground-up specifically for the U.S. market, SharpLink’s C4 innovations are designed to help unlock the lifetime value of sports bettors and online casino players. More specifically, C4:

●	COLLECTS, analyzes and leverages deep learning of behavioral data relating to individual fans;
●	CONNECTS and controls fan engagement with real-time, personalized betting offers sourced from U.S. sportsbooks and casinos in states where online betting has been legalized;
●	CONVERTS passive fantasy sports and casual sports fans into sports bettors on a fully automated basis; and
●	readily enables gaming operators and publishers to CAPITALIZE on acquiring and scaling sports betting and iGaming depositors, resulting in higher revenue generation and greatly enhanced user experiences.

We reach fans and cultivate audience growth and activation through our four primary operating segments: 1) Sports Gaming Client Services; 2) SportsHub Games Network/Fantasy Sports; 3) Affiliate Marketing Services – International; and 4) Affiliate Marketing Services – United States.

The Company previously owned and operated an enterprise telecom expense management business (“Enterprise TEM”) acquired in July 2021 in connection with SharpLink’s go-public merger with Mer Telemanagement Solutions Ltd. Beginning in 2022, we sought a buyer for the business; and on December 31, 2022, we completed the sale of this business to Israel-based MTS Technology Ltd.

SharpLink is guided by an accomplished, entrepreneurial leadership team of industry veterans and pioneers encompassing decades of experience in delivering innovative sports solutions to partners that have included Turner Sports, Google, Facebook, the National Football League (“NFL”), NCAA and NBA, among many other iconic organizations, with executive experience at companies which include ESPN, NBC, Sportradar, AOL, Betfair and others.

As of September 2023, the Company’s state regulatory initiatives have resulted in SharpLink being licensed and/or authorized to operate in 26 U.S. states, the District of Columbia, Puerto Rico and Ontario, Canada, which represents nearly 100% of the legal online betting market in North America.

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By leveraging our technology and building on our current client and industry relationships, SharpLink believes we are well positioned to earn a leadership position in the rapidly evolving sports betting and iGaming markets by driving down customer acquisition costs, materially increasing and enhancing player engagement and delivering users with high lifetime value to our proprietary web properties and to those of our gaming partners.

During the fiscal years ended December 31, 2022 and 2021, we generated revenues of $7,288,029 and $2,635,757, respectively, representing an increase of 177% on a comparative year-over-year basis.

Sports Gaming Client Services

SharpLink’s Client Services division designs, develops, tests, hosts and manages online Free-To-Play (“F2P”) games and mobile apps for a licensing fee. We also integrate sports betting markets for major league and media clients for a licensing fee. We hold longstanding F2P game development agreements with several of the biggest names in sports, including Turner Sports, NBA, NFL, PGA TOUR and the Women’s Tennis Association.

In 2022, our Client Services group supported more than two million players and delivered over 40 bespoke F2P games to more than a dozen clients. To highlight a few, for the past 13 years, we have produced the official NCAA March Madness Live bracket challenge in collaboration with Turner Sports; delivered three F2P games for the NBA, including the very popular Playoffs Bracket Challenge; built multiple game titles for both NASCAR and the PGA Tour, extending our working relationship with those leagues to over ten years each; and created the Stanley Cupple game for the NHL – a game similar to the social word game sensation, Wordle. In addition, we launched two games for global betting giant Tipico in anticipation of Ohio becoming a legal betting state on January 1, 2023. The first was a highly interactive, in-stadium digital scratch-off game revealing three in-game proposition bets, or props, for fans attending home games of the Columbus Crew held through the end of the 2022 MLS season; and the second launched in mid-November was the Win Ohio football props game which challenged players to choose from a slate of props available on college and NFL football games each weekend through the 2022 NFL regular season.

Subsequent to the end of 2022, BetMGM named SharpLink as a developer of F2P games and contests for the leading sports betting and iGaming operator. We will leverage our Client Services team’s game development expertise and the integration of our C4 technology to launch a portfolio of diverse and entertaining F2P games designed to reach, engage and drive engagement of sports fans to sports bettors across the jurisdictions where BetMGM is currently licensed to be operative. SharpLink is currently pursuing additional new business arrangements with other top professional sports leagues, teams, sportsbooks and media companies in the United States.

SportsHub Games Network/Fantasy Sports

On December 22, 2022, SharpLink completed its merger with SportsHub. Originally founded in 2015 by Rob Phythian, our current Chief Executive Officer, and based in Minneapolis, SportsHub owns and operates a variety of real-money fantasy sports and sports simulation games and mobile apps on its platform; and is licensed or authorized to operate in every state in the United States where fantasy sports play is legal and in which SportsHub has elected to operate based on the financial viability of operating there. The platform currently reaches more than two million fantasy sports fans who spent approximately $40 million on our portfolio of digital gaming experiences and contests in 2022.

SportsHub’s platform currently includes the following line-up of fantasy sports-related assets:

●	National Fantasy Championships (nfc.shgn.com) – the premier operator of high stakes fantasy football, baseball, basketball and hockey contests with grand prize payouts as high as $250,000 and featuring the industry’s premier live draft experience in Las Vegas and New York;

●	Bestball10s (bestball10s.shgn.com) – the hugely popular season-long best ball fantasy league format that provides users with the fun of drafting their teams without the burden of managing their roster every week;

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●	Fanball (fanball.com) – one of the top daily fantasy sports destinations where NFL, MLB and NBA fans compete against similarly skilled players in draft, auction and salary cap style daily fantasy sports contests;

●	Fantasy National Golf Club (fantasynational.com) – a provider of world class data analysis and research tools for fantasy golf players and sports bettors;

●	WhatIfSports (whatifsports.com) – one of the leading sports simulation sites featuring online simulation games and predictions for MLB, NFL, NHL, NBA, NCAA sports and more, allowing players to compete in a full season with their respective dream teams drafted from past and present seasons; and

●	LeagueSafe (leaguesafe.com) – an online platform for private fantasy leagues to collect entry fees, provide transparency into league transactions, secure funds throughout the season, encourage timely payment of entry fees, and facilitate end-of-season payouts. LeagueSafe is the trusted source for collecting and protecting private fantasy league dues since 2008 and attracts over 150,000 paying users each year.

SportsHub’s Multiple Revenue Channels

Net Gaming Revenues

SharpLink collects fees from customers for daily and season-long online fantasy sports games in advance and recognizes the related fees over the term of the online fantasy game. Net gaming revenue means the gross revenue generated in a transaction reduced by all applicable marketing and platform costs, progressive contributions, gaming taxes, and player-related costs.

Fee Revenues

We collect various forms of fee revenue from customers using our LeagueSafe platform. Our performance obligation is to provide these customers with an online platform to collect entry fees, provide transparency into league transactions, encourage timely payment of entry fees, safeguard funds during the season and facilitate end-of-season prize payouts. Fee revenue related to payment transactions is deferred until the end of the specific season. Other types of fee revenue are recognized on a transactional basis when users complete transactions or when a customer’s account becomes inactive under the terms of the user agreement.

Subscription Revenues

Our WhatIfSports games provide sports simulation software that our users pay a subscription fee to access over a period of time. SharpLink provides and maintains the software throughout the duration of the season, which constitutes a single performance obligation and revenue is recognized over the term of the service. When a customer subscribes to Fantasy National Golf Club, SharpLink also collects a subscription fee. Our performance obligation under these contracts is to provide our users with access to our intellectual property. Revenue is initially deferred and recognized ratably over the subscription period.

Affiliate Marketing Services Segments

Affiliate Marketing Services – International

On December 31, 2021, in a combination of cash and stock transaction, SharpLink acquired certain assets of FourCubed, including FourCubed’s iGaming and affiliate marketing network, known as PAS.net (“PAS”). For more than 16 years, PAS has focused on delivering quality traffic and player acquisitions, retention and conversions to U.S. regulated and global iGaming operator partners worldwide. In fact, PAS won industry recognition as the European online gambling industry’s Top Affiliate Manager, Top Affiliate Website and Top Affiliate Program for four consecutive years by both igambingbusiness.com and igamingaffiliate.com. The strategic acquisition of FourCubed brought SharpLink an industry respected operating team with decades of combined experience in conversion through affiliate marketing services and in securing recurring net gaming revenue (“NGR”) contracts with many of the world’s leading iGaming companies, including Party Poker, bwin, UNIBET, GG Poker, 888 poker, betfair and others.

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In May 2022, SharpLink announced that its wholly owned subsidiary Trendfront Marketing International Limited, acquired in the FourCubed transaction, was selected by WPT Global to manage the new WPT Global affiliate program as its Master Affiliate (“Master Affiliate”). As the Master Affiliate, SharpLink will receive a second tier commission from the results that its network of referred affiliated marketers are generating. WPT Global is a new online gaming operator that has licensed the World Poker Tour brand (“WPT”) to market and promote its gaming platform. Since its launch in 2003, the WPT has been an iconic brand at the forefront of the global poker community. WPT is the premier name in internationally televised gaming and entertainment with brand presence in land-based tournaments, television, online and mobile. With the April 2022 introduction of WPT Global in nearly 100 countries worldwide, fans and players are now able to take their game play to the next level, playing real money games on WPT Global’s online platform, home to the largest pool of recreational players in online poker and designed for fun, fair and secure play.

Affiliate Marketing Services – United States

As part of our strategy to deliver unique fan activation solutions to our sportsbook and casino partners, in November 2022, we executed the first phase of a planned multi-phase roll-out of our U.S.-focused D2P business with the launch of 15 state-specific affiliate marketing websites. These state-specific domains are designed to attract, acquire and drive local sports betting and casino traffic directly to the Company’s sportsbook and casino partners’ which are licensed to operate in each respective state. As of September 2023, we own and operate sites serving 18 U.S. states (Arizona, Colorado, Iowa, Illinois, Indiana, Kansas, Louisiana, Maryland, Michigan, New Jersey, New York, Ohio, Pennsylvania, Puerto Rico, Tennessee, Virginia, West Virginia and Wyoming). As more states legalize sports betting, our portfolio of state-specific affiliate marketing properties will expand to include them. We largely utilize search engine optimization and programmatic advertising campaigns to drive traffic to our D2P sites.

In the first quarter of 2023, we announced that in connection with our national audience aggregation and phased D2P revenue growth initiatives, phase two of our plan was implemented when we launched SharpBetting.com, a sports betting education hub for experienced and novice sports fans. SharpBetting.com is a robust educational website dedicated to teaching new sports betting enthusiasts the fundamentals of, and winning strategies for, navigating the legal sports betting landscape.

The third and final planned phase of our D2P strategy will focus on launching an entirely new content experience in the fall of 2023, which we expect will bring all our affiliate marketing assets together in a hyper-local, fan-centric experience. Our vision is to power a targeted and personalized sports betting and iGaming environment that organically introduces all fans to our marketing partners through relevant tools, free-to-play games and high quality content – all in a credible environment. The result is expected to be a premium monetization solution that allows us to achieve our audience building objectives while delivering quantifiable conversion results for our sportsbook and casino partners.

SharpLink’s Affiliate Marketing Services – U.S. group also works closely with a wide range of industry leading sportsbooks to receive, normalize and monitor their betting markets data; and then provides an API to give our partners near real-time access to the latest betting markets and their prices. Additionally, SharpLink manages the ongoing updates to these APIs and markets, removing the technical headache of changing and evolving specifications in a fast-moving industry. The data for every market received from a sportsbook is presented with additional market metadata, enabling partners to quickly cross-reference similar markets across different operators and removing the need for them to parse and map new and changing market names for each sportsbook. Every betting market is also cross-referenced to the relevant sporting entity, allowing SharpLink’s clients to access every market for Patrick Mahomes II, for example, in just one API call. SharpLink’s technologies remove the need for developers to parse and understand these sporting relationships across multiple sports, instead enabling them to leverage existing data sources, such as Sportradar, to automatically select the right markets.

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Affiliate Marketing Services Revenues

SharpLink generates revenue from both our Affiliate Marketing Services International and United States segments by earning a commission from sportsbooks and casino operators on new depositors directed to them via our PAS.net affiliate marketing network in international markets and via our proprietary D2P websites in America. Depending on the terms of our marketing agreement with each operator and the type of license SharpLink has been granted in a particular state by its regulator, commissions may be paid in the form of cost per acquisition (“CPA”) or by sharing in NGR generated by the referred depositor. In addition, our Affiliate Marketing Services – U.S. segment provides sports betting data (e.g., betting lines) to sports media publishers in exchange for a fixed fee.

In November 2021, we and Quintar, Inc. (“Quintar”), the developer of the world’s first Augmented Reality (“AR”) centered sport fan technology platform, jointly announced our intent to partner to integrate SharpLink’s C4 sports betting conversion technology with Quintar’s Q.Reality technology to produce an AR experience that combines live sporting events with real-time sports betting for sports fans in legal betting states – whether they are at the event or viewing live game action from home on the television. Quintar is currently focused on implementing its phased development roadmap for its Q.Reality platform and will look to integrate SharpLink’s sports betting conversion technology into its capabilities as it further evolves.

Market Opportunity

Online Sports Betting

Prior to May 2018, the Professional and Amateur Sports Protection Act of 1992, or “PASPA,” restricted the ability of individual states to legalize sports betting in the United States. However, in May 2018, the U.S. Supreme Court ruled that PASPA violated the United States Constitution. As a result of the Supreme Court’s decision, the federal restrictions on sports betting under PASPA were no longer enforceable, giving individual states the power to legalize sports betting. Since PASPA overturned the federal ban on regulated sports wagering outside of Nevada, all but 16 states in the country have legalized sports betting in some capacity and have collectively benefited from over $2.6 billion generated in taxes/jurisdiction revenue from June 2018 through March 14, 2022. (Source: Legal Sports Report, March 14, 2023, https://www.legalsportsreport.com/sports-betting/revenue/).

According to the latest analysis from PlayUSA published in December 2022, the U.S. sports betting market is poised for a record-breaking year in 2023. In total, PlayUSA reports that it expects legal states to generate nearly $120 billion in handle and nearly $9 billion in revenue during the year. Considering that the total handle wagered in November 2022 for all legal states hit a new record high, cresting $10 billion for the month, the 2023 growth outlook for U.S. sports betting is on pace to meet and, perhaps, exceed this forecast.

In February 2023, the American Gaming Association (“AGA”) reported that a record 50.4 million American adults were expected to wager $16 billion on Super Bowl LVII alone – with 30 million projected to place bets online. The total amount expected to be wagered is more than double the amount from 2021. Hard data was used to back up the AGA’s predictions of a record-setting betting market for this year’s game. GeoComply, which handles nearly all the online betting traffic for the U.S. sports betting market to verify a customer is in a particular location where such bets are legal, said it had recorded over 550 million geolocation checks during the NFL playoffs from January 14-29, 2023; and subsequently announced on February 12, 2023 that it had conducted a record 100 million geolocation checks across 23 U.S. states and the District of Columbia with legal, online sports betting during Super LVII weekend.

iGaming

iGaming is any kind of online betting that wagers on the future outcome of a game or event. Sports betting, online casinos, poker and eSports all fall under the iGaming definition. However, the legality of iGaming has different timelines around the world, and the U.S. is one of the most recent to establish a regulated iGaming market. This compares to the United Kingdom, which has enjoyed regulated online sports betting, casinos and poker sites since 2005. In fact, as of the end of 2022, just seven U.S. states have legalized online casino games, poker or both: Connecticut, Delaware, Michigan, Nevada, New Jersey, Pennsylvania and West Virginia. Although yet nascent, the U.S. iGaming industry presents a compelling growth opportunity for industry stakeholders as more states seek to legalize, regulate and tax iGaming.

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Free-To-Play Sports Games

As sports betting continues to proliferate in the United States, F2P sports games continue to play an important role in allowing operators to offer engaging services in states where sports betting is not legal, attract and educate prospective new sports bettors where it is legally permitted, and provide a host of other benefits to operators, including building brand awareness and capturing big data and deep behavioral insights on would-be bettors. F2P is an opportunity for players to engage with games and products for fun or practice, sometimes in real-time. F2P provides the same entertaining gameplay, even offering bonus rewards or prizes found in real-money games, while allowing game producers, brands and operators to cultivate audience. Moreover, F2P allows operators to tap into sports fans who have yet to engage in real money sports betting or DFS, but are intrigued by the prospect of learning how to become real online sports bettors — something they can do by playing F2P games.

As the sports betting landscape continues to evolve, the ways fans interact with the various games that interest them will change as well. Fans are looking for innovation not only in the game, but how they interact with it. According to an article published in Global Gaming Business Magazine, “The old saying goes that innovation is the mother of invention. The same is true of the sports betting market of the future. Today’s bettors and those in the future are looking for innovation in their experience. F2P allows operators to test various methods and innovate the experience to see what resonates with sports fans who may want to bet, if they don’t already. Sometimes the fan is forgotten in the experience, and creating a conversation between the fan and the game through an F2P offering can ensure that the fan is kept in mind.”

Sports are about fan interaction, creating a conversation between fellow fans and opposing fans alike, and building that relationship between the fan, the team and the sports that they love. By creating that dialogue, organizations can build further affinity for the sport and keep the fans engaged at a higher level, whether they are in-venue, watching from the comfort of their own home, or sitting at a bar with other fans. F2P also allows operators to find a more reasonable acquisition cost per player in a competitive market that has some operators providing several hundreds, if not thousands, of dollars in promotional play, providing an F2P option early and continuously can bring in players at a much lower cost and build enduring affinity with the player.

Fantasy Sports

On a global basis, the Fantasy Sports Market was valued at $21.39 billion in 2021 and is expected to reach $44.07 billion, with an estimated CAGR of 12.92% over the forecast period of 2022-2027, according to a report published by market research firm Mordor Intelligence in June 2022. In this report, the author states, “The increasing popularity of players, the emergence of sports leagues, growing investment in digital and Internet infrastructure and the launch of fantasy sports applications as other means to connect with fans’ favorite sports are some of the factors driving the market’s growth.”

In September 2022, research firm Market Decipher forecasted in its report titled, “Global Fantasy Sports Market Size, Statistics, Trend Analysis and Forecast Report, 2022-2032,” that the industry will reach $92.61 billion by 2032 with North America and India expected to lead the growth. In fact, Technavio, another independent market research firm, is projecting that 41% of the growth in the global industry will originate in North America between its forecasted period of 2021-2026.

Based on its May 2022 survey of 2,000 American adults, research firm Leger reported that approximately 20% of all Americans over the age of 18, or approximately 50.4 million people, now play fantasy sports, an increase of six million versus 2021 when the U.S. sports industry was still in the throes of the COVID pandemic. The Leger study also showed that DFS continued to grow with over 30 million U.S. adults playing – up 12% over 2019 when the number was last calculated. Data from the study also reflected that the crossover between DFS players and season-long fantasy players is up significantly, too. Looking strictly at key behavioral indicators of a fantasy sports player, the NFL, MLB and NBA continue to be the most popular sports leagues with players — with eSports making a huge jump among DFS players.

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Affiliate Marketing

Search for odds or lines on any given match-up, and the vast majority of search results will spring from affiliate marketing sites. The affiliate market has a long history of operating in tandem with sports betting, reaching back to much-more-mature markets like the United Kingdom and countries throughout Europe – or even beyond locally regulated online betting – and into the early annals of U.S. sports betting upon PASPA’s 2018 repeal. However, today, the value of a modern affiliate marketer goes far beyond the number of first-time depositors they generate in a month. Rather, they also provide expert feedback, educate new players and offer a low-risk marketing alternative to traditional advertising, as they are paid on performance.

Virtually every online gambling operator in the Unites States utilizes affiliate marketing, also referred to as performance marketing, to get their brand in front of the most valuable customers — the high intent customers. Many of the end-users that browse an affiliate website have already decided that they are going to open an account with a sportsbook and wager online; however, they have not yet decided where they want to do that.

Due to technical tools and features like digital marketing, analytics and the extended usage of cookies, affiliate marketing in sports betting has become extremely cost effective to implement and measure, making it a billion-dollar industry. In the U.S., affiliate marketing spending was estimated to reach $8.2 billion in 2022 and is projected to grow to reach approximately $13 billion in 2023, according to statistics published by Demand Sage, an advanced business intelligence solutions company. Other statistical data supplied by Demand Sage include the following:

●	Affiliate Marketing is used by 83% of marketers to raise brand recognition;

●	Bloggers and review sites are the leading channels for affiliate marketing;

●	Some of the top businesses in the world get 5-30% of their Internet revenue via affiliate marketing;

●	Affiliate programs are the most important client acquisition method for 40% of U.S. firms; and

●	The future of affiliate marketing is inextricably linked to the Internet market in the United States; according to available statistics, the U.S. has the largest share of the worldwide affiliate marketing accounting for 39%.

Competition

A number of businesses exist in the markets in which SharpLink operates – namely the B2B provision of sports data-driven technology and related services to the sports betting and iGaming industries. These businesses generally fall into three categories: small companies with some similar products but with minimal distribution; companies that acknowledge official rights but lack meaningful scale; and genuine competitors that offer similar products and services to the same target clients. SharpLink considers its most direct and relevant competitors to be Gambling.com, Catena Media, Bettor Collective, Genius Sports, Sportradar, Fresh8Gaming (acquired by Sportradar in March 2021) and MetaBet.

The specific industries in which we operate are characterized by dynamic customer demand and technological advances, and there is significant competition among sports betting and iGaming affiliate marketers, F2P game developers and fantasy sports property operators. A number of established, well-financed companies producing online gaming and/or sports betting conversion products and services compete with our product offerings, and other well-capitalized companies may introduce competitive services. There has also been consolidation among competitors in the sports betting and iGaming industries and such consolidation and future consolidation could result in the formation of larger competitors with increased financial resources and altered cost structures, which may enable them to offer more competitive products and services, gain a larger market share, expand their product and service offerings and broaden their geographic scope of operations.

In its sports gaming betting services business, SharpLink and one or more of its competitors may often simultaneously serve the same clients. SharpLink’s competitors have their own portfolio of technology products and services, and sportsbooks rarely agree to have exclusive agreements with just one provider as this prevents them from offering a broad range of solutions, placing them at a competitive disadvantage. These dynamics result in a highly competitive industry.

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Our Competitive Strengths

SharpLink believes that the principal differentiating factors in the sports data industry include the breadth and depth of its market-centric portfolio of conversion solutions, reliability of key services, relationships with sportsbooks and leagues, ease of integration and scalability. SharpLink’s products, services, experience, industry relationships and corporate culture allow it to compete effectively across all these factors. By delivering what SharpLink believes is an unprecedented level of user engagement and stickiness for our valued clients made possible by our proprietary C4 technology solutions, we help our clients reduce their customer acquisition costs and achieve significantly higher customer lifetime values.

Key Growth Strategies

The key elements of SharpLink’s long-term growth strategy are focused on:

●	Continuing to invest in the development and expansion of our proprietary C4 conversion technologies and tech-enabled sports marketing solutions. Our research and development efforts are critical building blocks of us, and we intend to continue investing in our own innovations, pioneering new and enhanced products and services that lead to our converting millions of sports fans into sports and iGaming depositors for our sportsbook partners. We believe that by investing in research and development, we can perpetuate the trust and fidelity that we have earned with our customers and with sports fans by continuing to deliver innovative highly immersive fan engagement experiences and quantifiable, cost-effective conversion solutions.

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Growing our audience of sports fans engaging with our current portfolio of real-money fantasy sports, F2P games and local affiliate marketing web properties. With our differentiated brands and organic virality, strong funnel of new customers and continued focus on marketing efficiencies, we remain intent on monetizing the growing number of U.S. sports fans passionate about the sports, teams and players they love – and providing them with the ability to fully express their personal fandom through direct connectivity with the greater sports ecosystem – ultimately expanding from conversion to sportsbook and casino depositors to customers of live sports event tickets, sports merchandise and sports streaming services, among other in-demand products and services.

Our current digital platform, which is currently reaching over two million fantasy game players, and another two million through our bespoke F2P games created for our clients, is enabling SharpLink to connect, engage, track and deliver contextualized and personalized content designed to entertain, educate and convert them into sports bettors, real money casino players and active sports brand consumers. This platform also provides us with valuable quantitative and qualitative customer data that we will continue to leverage to inform all aspects of our business operations – from technology and product development to marketing and formation of strategic new business partnerships.

●	Expanding our SportsHub/Fantasy Sports platform to further penetrate the emerging U.S. online sports betting market. In October 2021, SportsHub and we integrated our C4 sports betting conversion technology with National Fantasy Championships (“NFC”) and Fanball Daily Fantasy Sports gaming websites to proactively engage and convert this high-stakes fantasy game players into sports bettors in states where online sports betting has been legalized.

A recent June 2022 study performed by polling firm Leger for the Fantasy Sports & Gaming Association found that 69.5 million adults in the United States either bet on sports or play some type of fantasy sports. The survey also estimated that 59% of that population are doing both. The Leger study showed that 98% of fantasy sports players who started betting also continued to play fantasy sports and 63% of sports bettors are now using the Internet to place their bets. This suggests that there exists an opportunity for SportsHub to engage and convert its growing base of fantasy sports games into sports bettors could lead to pronounced revenue growth for SportsHub in the future through the addition of net gaming revenues earned from sports betting on its platform or customer acquisition fees earned through direct referrals of new sports bettors to sportsbooks.

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●	Designing and implementing new highly engaging fantasy sports games and adopting advanced technologies to enhance user experience. We will continue to expand and enhance our portfolio of fantasy sports games to increase revenues and drive deeper market penetration of the global Fantasy Sports Market. We also believe that there is an opportunity to leverage artificial intelligence and machine learning to drive even greater efficiencies in our customer acquisition and retention strategies and materially enhance user experience for our customers.

●	Effectively managing our growth portfolio for long-term value creation. Our production and development programs present numerous investment opportunities that we believe will deliver long-term growth by providing our customers with valuable new capabilities. We evaluate each opportunity independently, as well as within the context of other investment opportunities, to determine its relative cost, timing and potential for generation of returns, and thereby its priority. This process helps us to make informed decisions regarding potential growth capital requirements and supports our allocation of resources based on relative risks and returns to maximize long-term value creation, which is the key objective of our growth strategy. We also review our portfolio on a regular basis to determine if and when to narrow our focus on the highest potential growth opportunities.

●	Expanding our reportable business segments to help provide the industry and our stakeholders with the greatest possible transparency into our business and our multiple revenue channels. As the U.S. sports betting and iGaming industries continue to evolve and we rise to the challenge of pioneering new tech-led solutions for the expanding number of specific markets we serve or intend to serve in the future, we expect to continue refining how we segment our business-building platform to ensure that we are providing optimal insight into our performance by individual business segments when we report our future quarterly operating results.

●	Fostering our entrepreneurial culture and continue to attract, develop and retain highly skilled personnel. Our Company’s culture encourages innovation and entrepreneurialism, which helps to attract and retain highly skilled professionals. We intend to preserve this culture to nurture the design and development of the innovative, highly technical system solutions that give us our competitive advantage.

●	Growing through strategic acquisitions and new markets. Capitalizing on the platform infrastructure that we have built to support our portfolio of C4 technologies, fantasy sports and F2P gaming properties and affiliate marketing assets, we plan to actively look to identify and pursue new opportunities to vertically integrate other synergistic sports technologies into our product mix to fuel future revenue growth and increase shareholder value.

Government Regulation

We operate in various jurisdictions and our business is subject to extensive regulation under the laws, rules and regulations of the jurisdictions in which we operate. Violations of laws or regulations in one jurisdiction could result in disciplinary action in that and other jurisdictions.

We have a progressive U.S. licensing strategy. We are currently licensed or authorized to provide fantasy sports and online sports betting services in 24 U.S. states, the District of Columbia, Puerto Rico and Ontario, Canada. State gaming authorities may, subject to certain administrative procedural requirements, (i) deny an application, or limit, condition, revoke or suspend any license issued by them; (ii) impose fines, either on a mandatory basis or as a consensual settlement of regulatory action; (iii) demand that named individuals or shareholders be disassociated from a gaming business; and (iv) in serious cases, liaise with local prosecutors to pursue legal action, which may result in civil or criminal penalties. In those states that currently require a license or registration for Daily Fantasy Sports (“DFS”) operations, SharpLink has either obtained the appropriate license or registration or a provisional license from the relevant regulatory authority, or is operating pursuant to a grandfathering clause that allows operation pending the availability of licensing applications and subsequent grant of a license. In the United States, our DFS licenses are generally granted for a predetermined period of time – typically ranging from one to four years – or require documents to be supplied on a regular basis in order to maintain our licenses.

Among others, applicable laws include those regulating privacy, data/cyber security, data collection and use, cross-border data transfers, advertising regulations and/or sports betting and online gaming laws and regulations. These laws impact, among other things, data collection, usage, storage, security and breach, dissemination (including transfer to third parties and cross-border), retention and destruction. Certain of these laws provide for civil and criminal penalties for violations.

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The data privacy and collection laws and regulations that affect SharpLink’s business include, but are not limited to:

●	U.S. federal, state and local data protections laws such as the Federal Trade Commission Act and similar state laws;

●	state data breach laws and state privacy laws, such as the California Consumer Privacy Act, the California Consumer Privacy Rights Act, and the Stop Hacks and Improve Electronic Data Security Act of New York; and

●	other data protection, data localization and state laws impacting data privacy and collection.

Other regulations that affect SharpLink’s business include:

●	U.S. state laws regulating sports betting, fantasy sports and online gaming and related licensing requirements;

●	laws regulating the advertising and marketing of sports betting, including but not limited to the U.S. Federal Trade Commission Act;

●	laws and regulations relating to antitrust, competition, anti-money laundering, economic and trade sanctions, intellectual property, consumer protection, accessibility claims, securities, tax, labor and employment, commercial disputes, services and other matters; and

●	other international, domestic federal and state laws impacting marketing and advertising, including but not limited to laws such as the Americans with Disabilities Act, the Telephone Consumer Protection Act of 1991, state telemarketing laws and regulations, and state unfair or deceptive practices acts.

For more detailed information regarding government regulations that has historically affected or may affect our business in the foreseeable future, please refer to “Risk Factors.”

Compliance

SharpLink has implemented (and is committed to continually refining and enhancing) a holistic internal compliance program to help ensure that we remain in full compliance with state regulatory licensing requirements imposed on us in connection with our business operations. Compliance is an important cornerstone of our growth strategy and we are committed to building our business and our reputation by adhering to the highest compliance standards.

Intellectual Property

Intellectual property rights are important to the success of SharpLink’s business. SharpLink relies on a combination of database, trademark, trade secret, confidentiality and other intellectual property protection laws in the United States and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure agreements with third parties and other contractual protections, to protect its intellectual property rights, including its database, proprietary technology, software, know-how and brand. In the United States, SharpLink has filed trademark applications, currently hold several trademarks and domain names and, in the future, it may acquire patents, additional trademarks and domain names. SharpLink has also entered into license agreements, data rights agreements and other arrangements with sports organizations for rights to collect and supply their sports data. These agreements typically have terms of several years and are subject to renewal or extension. As of September 21, 2023, SharpLink owns two patents, 22 registered trademarks in the United States and 450 domain name registrations.

It has not always been, and in the future may not be, possible or commercially desirable to obtain registered protection for SharpLink’s products, software, databases or other technology. In such situations, SharpLink relies on laws governing protection of unregistered intellectual property rights, confidentiality and/or contractual exclusivity of and to underlying data and technology to prevent unauthorized use by third parties. SharpLink uses Open Source Software in its services and periodically reviews its use of Open Source Software to attempt to avoid subjecting its services and product offerings to conditions SharpLink does not intend to impose on them.

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SharpLink controls access to and use of its data, database, proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, clients and partners. SharpLink requires its employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements, and it controls and monitors access to its data, database, software, documentation, proprietary technology and other confidential information. SharpLink’s policy is to require all of its employees and independent contractors to sign agreements assigning to it any inventions, trade secrets, works of authorship, developments, processes and other intellectual property generated by them on its behalf and under which they agree to protect its confidential information. In addition, SharpLink generally enters into confidentiality agreements with its clients and partners.

Human Capital Resources

As of September 21, 2023, SharpLink employed a total of 66 full-time employees, including seven in general and administrative, ten in sales/marketing/customer support, and 49 in product development. SharpLink outsources certain employment benefits and other employee-related administrative functions to a third party service provider, which serves as a co-employer of its employees for these purposes. None of SharpLink’s employees are currently represented by a labor union or covered by a collective bargaining agreement, and SharpLink’s management believes that the company’s relations with its employees are good.

We acknowledge that our employees are our most valued asset and the driving force behind our success. For this reason, we aspire to be an employer that is known for cultivating a positive and welcoming work environment and one that fosters growth, provides a safe place to work, supports diversity and embraces inclusion. To support these objectives, our human resources programs are designed to develop talent to prepare them for critical roles and leadership positions for the future; reward and support employees through competitive pay, benefit and perquisite programs; enhance our culture through efforts aimed at making the workplace more engaging and inclusive; acquire talent and facilitate internal talent mobility to create a high performing, diverse workforce; engage employees as brand ambassadors of our products; and evolve and invest in technology, tools and resources to enable employees at work.

Properties

SharpLink occupies approximately 1,929 square feet of office space in Minneapolis, Minnesota, which also serves as its corporate headquarters. Pursuant to a lease agreement that expires in October 2028, the lease provides for annual lease payments of $33,000.

SharpLink also holds a lease for 2,200 square feet of office space located in Collinsville, Connecticut pursuant to a lease agreement with an initial term that expires in December 2023, subject to a three-year right of SharpLink to extend. The lease provides for annual lease payments of approximately $38,000. This facility is indirectly owned by Chris Nicholas, SharpLink’s Chief Operating Officer and member of its Board of Directors. See “Transactions with Related Persons” below.

SharpLink believes its current facilities will be adequate to meet its needs. It does not own any real property for use in its operation or otherwise.

Recent Developments

Nasdaq Notice

On May 23, 2023, SharpLink received a notice (the “Notice”) from the staff of the Listing Qualifications Department at Nasdaq that it is no longer in compliance with the equity standard for continued listing on Nasdaq. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain shareholders’ equity of at least $2,500,000 under the net equity standard (the “Nasdaq Rule”). SharpLink does not meet the alternative standards for market value of listed securities or net income from continuing operations.

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Nasdaq provided the Company with 45 calendar days, or until July 7, 2023, to submit a plan to regain compliance with the Nasdaq Rule. The Company timely submitted its plan and relevant materials to Nasdaq and requested an extension through November 20, 2023 to evidence compliance with the Nasdaq Rule. On August 3, 2023, the Company received a determination letter from Nasdaq advising it that Nasdaq granted the Company an extension to regain compliance with the Nasdaq Rule, and that on or before November 20, 2023 the Company must take the actions set forth in the plan and opt for one of the two alternatives to evidence compliance with the Nasdaq Rule. The consummation of this offering is part of the actions set forth in the plan to regain compliance with the Nasdaq Rule.

If the Company fails to evidence compliance upon filing its periodic report for the year ended December 31, 2023, with the SEC, the Company may receive a written notification from the Staff that its securities will be delisted. At that time, the Company may appeal the Staff’s determination to a Hearings Panel.

Extraordinary Meeting of Shareholders to be Held

On September 14, 2023, SharpLink filed a preliminary proxy notice and proxy statement in connection with its planned Extraordinary General Meeting of Shareholders to be held in October. At the Meeting, SharpLink’s shareholders will be asked to vote to adopt an amendment to the Company’s amended and restated articles of association (the “Articles”) to increase the authorized share capital of the Company from 9,290,000 Ordinary Shares, nominal value NIS 0.60 per share, to 100,000,000 Ordinary Shares, nominal value NIS 0.60 per share and to approve a corresponding amendment to the Company’s Memorandum of Association.

The primary purpose of this proposal is to provide sufficient authorized Ordinary Shares for SharpLink to consummate this offering, which is part of the plan to regain compliance with the Nasdaq Rule. As disclosed in the Proxy Statement and as set forth above, in order to regain compliance with the Nasdaq Rule, SharpLink will need to complete an equity offering prior to November 20, 2023. In addition, the increase in the authorized shares is also necessary to ensure the availability of a sufficient number of authorized Ordinary Shares for possible future conversion of convertible financial instruments into Ordinary Shares, or the restructuring of Company debt, and will allow the Company to issue additional Ordinary Shares for various corporate purposes, including but not limited to, financings, potential strategic transactions, including mergers, acquisitions, strategic partnerships, joint ventures, divestitures, and business combinations, as well as other general corporate transactions, without the expense and delay of arranging another extraordinary meeting of shareholders.

Corporate History and Transactions

Go-Public Merger with Mer Telemanagement Solutions Ltd.

Formerly known as Mer Telemanagement Solutions Ltd. (“MTS”), the Company was incorporated as a public limited liability company under the laws of the State of Israel in December 1995. The Company continues to operate under such laws and associated legislation of an Israeli business. In July 2021, MTS completed a merger between New SL Acquisition Corp., its wholly owned subsidiary, and SharpLink, Inc. (“Old SharpLink”) (the “MTS Merger”). In the MTS Merger, Old SharpLink was treated as the acquirer for accounting purposes because, among other reasons, its pre-merger shareholders held a majority of the outstanding shares of the Company immediately following the merger. After the merger, the Company changed its name from Mer Telemanagement Solutions Ltd. to SharpLink Gaming Ltd. and its NASDAQ ticker symbol from MTSL to SBET.

FourCubed Acquisition

On December 31, 2021, in a combination of cash and stock transaction, we acquired certain assets of 6t4 Company, a Minnesota corporation and FourCubed Management, LLC, a Delaware limited liability company (collectively “FourCubed”), including FourCubed’s iGaming and affiliate marketing network, known as PAS.net. For more than 16 years, FourCubed provided its global iGaming operating partners with affiliate marketing services. The strategic acquisition of FourCubed brought SharpLink an industry respected operating team with decades of combined experience in conversion through affiliate marketing services and in securing highly profitable, recurring net gaming revenue contracts with many of the world’s leading iGaming companies, including Party Poker, bwin, UNIBET, GG Poker, 888 poker, betfair and others. Originally established in 2005, FourCubed’s international iGaming affiliate network, Poker Affiliate Solutions (“PAS”) is currently comprised of over 12,000 sub-affiliates and has delivered nearly two million referred players since it was launched in 2008 at www.pas.net.

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Merger with SportsHub Games Network Inc. (the “SportsHub Merger”)

SharpLink, SHGN Acquisition Corp., a Delaware corporation and wholly owned subsidiary of SharpLink (“Merger Subsidiary”), SportsHub Games Network Inc. (“SportsHub”) and Christian Peterson, an individual acting as the SportsHub stockholders’ representative entered into a Merger Agreement on September 7, 2022. The Merger Agreement, as amended, contained the terms and conditions of the proposed business combination of SharpLink and SportsHub. Pursuant to the Merger Agreement, as amended, on December 22, 2022, SportsHub merged with and into Merger Subsidiary with Merger Subsidiary surviving as a wholly owned subsidiary of SharpLink. In association with the transaction, SharpLink issued, in the aggregate, 431,926 Ordinary Shares to common and preferred stockholders of SportsHub, on a fully diluted basis. An additional aggregate of 40,586 Ordinary Shares are being held in escrow for SportsHub shareholders who have yet to provide the applicable documentation required in connection with the SportsHub Merger, as well as 40,586 shares held in escrow for indemnifiable losses and for the reimbursement of expenses incurred by the stockholder representative in performing his duties pursuant to the Merger Agreement.

Sale of Legacy MTS Business

On December 31, 2022, SharpLink closed on the sale of its legacy MTS business (“Legacy MTS”) to Israel-based MTS Technology Ltd. (formerly Entrypoint South Ltd.), a subsidiary of Entrypoint Systems 2004 Ltd. In consideration of MTS Technology Ltd. acquiring all rights, title, interests and benefits to Legacy MTS, including 100% of the shares of MTS Integratrak Inc., one of the Company’s U.S. subsidiaries, MTS Technology Ltd. will pay SharpLink an earn-out payment (an “Earn-Out Payment”) equal to three times Legacy MTS’ Earnings Before Interest, Taxes and Depreciation for the year ending December 31, 2023, up to a maximum earn-out payment of $1 million (adjusted to reflect net working capital as of the closing date). Within ten (10) calendar days of the approval by the board of directors of the Buyer of the audited annual financial statements of the Business as at December 31, 2023, and for the 12-month period ending on such date, which shall occur no later than May 31, 2024, Buyer shall deliver to the Seller a schedule certified by its Chief Executive Officer and Chief Financial Officer setting forth the computation of the Earn-Out Payment (as applicable), if any, together with the calculation thereof in an agreed Excel table format (including, but not limiting to all relevant details of the EBITDA calculations for the year 2023).

Alpha Financing

On February 14, 2023, the Company entered into a Securities Purchase Agreement with Alpha Capital Anstalt (“Alpha”), a current shareholder of the Company, pursuant to which the Company issued to Alpha, an 8% Interest Rate, 10% Original Issue Discount, Senior Convertible Debenture (the “Debenture”) in the aggregate principal amount of $4,400,000 for a purchase price of $4,000,000 on February 15, 2023. The Debenture is convertible, at any time, and from time to time, at Alpha’s option, into Ordinary Shares of the Company (the “Conversion Shares”), at an initial conversion price equal to $7.00 per share, subject to adjustment as described below and in the Debenture (the “Conversion Price”). In addition, the Conversion Price of the Debenture was subject to an initial reset immediately prior to the Company’s filing of a registration statement covering the resale of the underlying shares to the lower of $7.00 and the average of the five Nasdaq Official Closing Prices immediately preceding such date (the “Reset Price”). The registration statement on Form S-1 (file No.: 333-271396) was filed on April 21, 2023, and as a result, the Reset Price is now $4.1772. The initial adjustment of the Conversion Price to the Reset Price had a floor price of $3.00 (the “Floor Price”).

Commencing November 1, 2023 and continuing on the first day of each month thereafter until the earlier of (i) February 15, 2026 (the “Maturity Date”) and (ii) the full redemption of the Debenture (each such date, a “Monthly Redemption Date”), the Company will redeem $209,524 plus accrued but unpaid interest, and any amounts then owing under the Debenture (the “Monthly Redemption Amount”). The Monthly Redemption Amount will be paid in cash; provided, that the Company may elect to pay all or a portion of a Monthly Redemption Amount in Ordinary Shares of the Company, based on a conversion price equal to the lesser of (i) the then Conversion Price of the Debenture and (ii) 80% of the average of the VWAPs (as defined in the Debenture) for the five consecutive trading days ending on the trading day that is immediately prior to the applicable Monthly Redemption Date. The Company may also redeem some or all of the then outstanding principal amount of the Debenture at any time for cash in an amount equal to the then outstanding principal amount of the Debenture being redeemed plus accrued but unpaid interest, liquidated damages and any amounts then owing under the Debenture. These monthly redemption and optional redemptions are subject to the satisfaction of the Equity Conditions (as defined in the Debenture).

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The Debenture initially accrues interest at the rate of 8% per annum for the first 12 months from the February 15, 2023, at the rate of 10% per annum for the ensuing 12 months, and thereafter until Maturity, at the rate of 12%, Interest may be paid in cash or Ordinary Shares of the Company or a combination thereof at the option of the Company; provided that interest may only be paid in shares if the Equity Conditions (as defined in the Debenture) have been satisfied, including Shareholder Approval. The Debenture includes a beneficial ownership blocker of 9.99%. The Debenture provides for adjustments to the Conversion Price in connection with stock dividends and splits, subsequent equity sales and rights offerings, pro rata distributions, and certain Fundamental Transactions. In the event the Company, at any time while the Debentures is outstanding, issues or grants any right to re-price, Ordinary Shares or any type of securities giving rights to obtain Ordinary Shares at a price below the Conversion Price, Alpha shall be extended full-ratchet anti-dilution protection (subject to customary Exempt Transaction issuances), and such reset shall not be limited by the Floor Price.

Purchase Warrant

On February 15, 2023, the Company also issued to Alpha a warrant (the “Purchase Warrant”) to purchase 880,000 Ordinary Shares of the Company at an initial exercise price of $8.75 (the “Warrant Shares,” and, together with the Conversion Shares, and any other Ordinary Shares of the Company that may otherwise become issuable pursuant to the terms of the Debenture and Purchase Warrant, the “Underlying Shares”). The Purchase Warrant is exercisable in whole or in part, at any time on or after February 15, 2023 and before February 15, 2028. The exercise price of the Purchase Warrant was subject to an initial reset immediately prior to the Company’s filing of a proxy statement that included a shareholder proposal to approve the issuance of Underlying Share in excess of 19.99% of the issued and outstanding Ordinary Shares on the Closing Date (the “Shareholder Proposal”) to the lower of $8.75 and the average of the five Nasdaq Official Closing Prices immediately preceding such date the. As a result, the exercise price has been reset to $4.0704, the average of the five Nasdaq Official Closing Prices immediately preceding April 14, 2023, the date the Company filed its preliminary proxy statement which included the Shareholder Proposal. The Purchase Warrant includes a beneficial ownership blocker of 9.99%. The Purchase Warrant provides for adjustments to the exercise price, in connection with stock dividends and splits, subsequent equity sales and rights offerings, pro rata distributions, and certain fundamental transactions.

In the event the Company, at any time while the Purchase Warrant is still outstanding, issues or grants any right to re-price, Ordinary Shares or any type of securities giving rights to obtain Ordinary Shares at a price below exercise price, Alpha shall be extended full-ratchet anti-dilution protection on the Purchase Warrant (reduction in price, only, no increase in number of Warrant Shares, and subject to customary Exempt Transaction issuances), and such reset shall not be limited by the Floor Price.

Reverse Stock Split

On January 20, 2023, the Company held an extraordinary general meeting of shareholders (the “Meeting”), at which the Company’s shareholders approved amendments to the Company’s Memorandum of Association and Second Amended and Restated Articles of Association (the “M&A”) to effect a reverse stock split of the Company’s Ordinary Shares, by a ratio of up to and including 20:1, to be effective at the ratio and on a date to be determined by the Company’s Board of Directors (the “Board”). On April 17, 2023, the Board determined to effect the Reverse Stock Split at a ratio of 1-for-10 on May 3, 2023 or any other date determined by the Chairman of the Board, and approved the corresponding amendments to the M&AA. On April 25, 2023 (the “Effective Date”), the Company effected a 1-for-10 reverse share split of all of the Company’s share capital, including its Ordinary Shares. The Company undertook the Reverse Stock Split with the objective of meeting the minimum $1.00 per Ordinary Share bid requirement for maintaining the listing of its Ordinary Shares on Nasdaq. On the Effective Date, the Company’s 26,881,144 Ordinary Shares issued and outstanding were reduced to 2,688,451 Ordinary Shares issued and outstanding, and the total number of the Company’s authorized Ordinary Shares under its M&AA was reduced from 92,900,000 Ordinary Shares to 9,290,000 Ordinary Shares. On May 10, 2023, Nasdaq notified the Company that since the bid price of the Company’s Ordinary Shares closed above $1.00 for ten consecutive trading days from April 26, 2023 through May 9, 2023, the Company had cured the bid price deficiency.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. To the extent we qualify as a smaller reporting company, we may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including, among other things, providing only two years of audited financial statements and we are also permitted to elect to incorporate by reference information filed after the effective date of the S-1 registration statement of which this prospectus forms a part. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares of Ordinary Shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our shares of Ordinary Shares held by non-affiliates exceeds $700 million as of the prior June 30.

Our Corporate Information

Our principal executive offices are located at 333 Washington Avenue North, Suite 104, Minneapolis, Minnesota and our telephone number is 612-293-0619. Our website address is www.sharplink.com. The information contained in, or that can be accessed through, our website is not a part of or incorporated by reference in this prospectus, and you should not consider it part of this prospectus or of any prospectus supplement. We have included our website address in this prospectus solely as an inactive textual reference.

17

THE OFFERING

Ordinary Shares Offered by Us	Up to [●] Shares.

Ordinary Warrants Offered by Us	Ordinary Warrants to purchase up to [●] Ordinary Shares, which will be exercisable during the period commencing on the date of their issuance and ending five years from such date at an exercise price of $[●] per Ordinary Share (100% of the public offering price per Share and Ordinary Warrant).

Pre-Funded Warrants Offered by Us	We are also offering to certain purchasers whose purchase of Ordinary Shares in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering, the opportunity to purchase Pre-Funded Warrants (together with the Ordinary Warrants, the “Warrants”) in lieu of Ordinary Shares that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Ordinary Shares. Each Pre-Funded Warrant will be exercisable for one Ordinary Share. The purchase price of each Pre-Funded Warrant and the accompanying Ordinary Warrant will equal the price at which each Ordinary Share and the accompanying Ordinary Warrant are being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant will be $[●] per Ordinary Share. The Pre-Funded Warrants will be exercisable immediately and may be exercised at any time until exercised in full. For each Pre-Funded Warrant we sell, the number of Shares we are offering will be decreased on a one-for-one basis. Because we will issue Ordinary Warrants to purchase one Ordinary Share for each Ordinary Share and for each Pre-Funded Warrant sold in this offering, the number of Warrants sold in this offering will not change as a result of a change in the mix of the our Ordinary Shares and Pre-Funded Warrants sold.

Assumed Public Offering Price	$[●] per Share and accompanying Ordinary Warrant, or $[●] per Pre-Funded Warrant and accompanying Ordinary Warrant, as applicable.

Ordinary Shares Outstanding Before this Offering	2,833,734 Ordinary Shares

Ordinary Shares Outstanding Immediately After this Offering	[●] Ordinary Shares (assuming we sell only Ordinary Shares and accompanying Ordinary Warrants and no Pre-Funded Warrants, and none of the Ordinary Warrants issued in this offering are exercised).

Use of Proceeds:	We estimate that the net proceeds from this offering will be approximately $[●], based on an assumed combined public offering price of $[●] per Share and accompanying Ordinary Warrant, after deducting the Placement Agent fees and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to strengthen our cash position, which will aid us in regaining compliance with Nasdaq’s minimum requirement for total shareholders’ equity; investment in ongoing development of our C4 stock betting conversion technologies; working capital; and other general corporate purposes. Because this is a reasonable best efforts offering with no minimum amount as a condition to closing, we may not sell all or any of the securities offered hereby. As a result, we may receive significantly less in net proceeds than we currently estimate. See “Use of Proceeds” on page 21.

Risk Factors:	You should carefully read the “Risk Factors” on page 19 and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Ordinary Shares.

Nasdaq Symbol for Our Ordinary Shares:	SBET

Unless otherwise indicated, the number of Ordinary Shares to be outstanding after this offering is based on 2,833,734 Ordinary Shares outstanding as of September 21, 2023. The number of Ordinary Shares outstanding after this offering excludes:

●	450,644 Ordinary Shares issuable upon the exercise of stock options outstanding at a weighted average exercise price of $9.1620 per Ordinary Share;

●	7,202 Ordinary Shares underlying our accrued Series A-1 Preferred Shares;

●	12,481 Ordinary Shares underlying our Series B Preferred Shares;

●	1,104,232 Ordinary Shares underlying the debenture granted to Alpha in connection with the February 2023 financing transaction; and

●	1,157,895 Ordinary Shares underlying outstanding warrants.

18

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus and the documents incorporated by reference into this prospectus, including those in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, incorporated herein by reference, before making an investment decision. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our Ordinary Shares could decline materially, and you could lose all or part of your investment.

The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations, and our ability to pay distributions to shareholders.

Risks Related to This Offering

You will experience immediate and substantial dilution in the net tangible book value per share of the Ordinary Shares you purchase. You may also experience future dilution as a result of future equity offerings.

The price per share, together with the number of Ordinary Shares we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market price of our Ordinary Shares. Our historical net tangible book value as of [●], 2023 was $[●], or approximately $[●] per Ordinary Share. After giving effect to the issuance of [●] Shares or the exercise of the Pre-Funded Warrants to be sold in this offering at an assumed public offering price of $[●] per share (assuming a public offering price equal to the last sale price of our Ordinary Shares as reported by Nasdaq on [●], 2023, which was $[●] per Ordinary Share), our as adjusted net tangible book value as of [●], 2023 would have been $[●], or approximately $[●] per Ordinary Share. This represents an immediate dilution in the net tangible book value of $[●] per share of our Ordinary Shares to our existing shareholders and an immediate increase in net tangible book value of approximately $[●] per share of our Ordinary Shares to new investors, representing the difference between the assumed public offering price and our as adjusted net tangible book value as of [●], 2023, after giving effect to this offering, and the assumed public offering price per Share.

In addition, in order to raise additional capital, we may in the future offer additional Ordinary Shares or other securities convertible into or exchangeable for our Ordinary Shares at prices that may not be the same as the price per share in this offering. In the event that the outstanding options or warrants are exercised or settled, or that we make additional issuances of Ordinary Shares or other convertible or exchangeable securities, you could experience additional dilution. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders, including investors who purchase Ordinary Shares in this offering. The price per share at which we sell additional Ordinary Shares or securities convertible into our Ordinary Shares in future transactions, may be higher or lower than the price per share in this offering. As a result, purchasers of the shares we sell, as well as our existing shareholders, will experience significant dilution if we sell at prices significantly below the price at which they invested.

Resales of our Ordinary Shares in the public market during this offering by our shareholders may cause the market price of our Ordinary Shares to fall.

Sales of a substantial number of Ordinary Shares could occur at any time. The issuance of new Ordinary Shares could result in resales of our Ordinary Shares by our current shareholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Ordinary Shares.

19

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional Ordinary Shares or other securities convertible into or exchangeable for our Ordinary Shares that could result in further dilution to the investors purchasing our Ordinary Shares in this offering or result in downward pressure on the price of our Ordinary Shares. We may sell our Ordinary Shares or other securities in any other offering at prices that are higher or lower than the prices paid by the investors in this offering, and the investors purchasing shares or other securities in the future could have rights superior to existing shareholders. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, our Ordinary Shares in the future and those options, warrants or other securities are exercised, converted or exchanged, shareholders may experience further dilution.

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We intend to use the net proceeds from this offering to strengthen our cash position, which will aid us in regaining compliance with Nasdaq’s minimum requirement for total shareholders’ equity; investment in ongoing development of our C4 stock betting conversion technologies; working capital; and other general corporate purposes. The failure by our management to apply these funds effectively could harm our business, financial condition and results of operations. Pending their use, we may invest the net proceeds from this offering in short-term, interest-bearing instruments. These investments may not yield a favorable return to our shareholders.

This offering may cause the trading price of our Ordinary Shares to decrease.

The price per share, together with the number of shares of Ordinary Shares we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market price of our Ordinary Shares. This decrease may continue after the completion of this offering.

There is no public market for the Pre-Funded Warrants and Ordinary Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants and Ordinary Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants and Ordinary Warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants and Ordinary Warrants will be limited.

Holders of our Pre-Funded Warrants and Ordinary Warrants will have no rights as Ordinary Shareholders until they acquire our Ordinary Shares.

Until you acquire our Ordinary Shares upon exercise of your Pre-Funded Warrants or the Ordinary Warrants, you will have no rights with respect to the Ordinary Shares issuable upon exercise of your Warrants. Upon exercise of your Pre-Funded Warrants or the Ordinary Warrants, you will be entitled to exercise the rights of a holder of shares only as to matters for which the record date occurs after the issuance date for such shares of Ordinary Shares.

The Pre-Funded Warrants and the Ordinary Warrants are speculative in nature.

The Pre-Funded Warrants and Ordinary Warrants offered hereby do not confer any rights of Ordinary Share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Ordinary Shares at a fixed price. Specifically, commencing on the date of issuance, holders of the Pre-Funded Warrants may acquire the ordinary Shares issuable upon exercise of such warrants at an exercise price of $[●] per share and holders of the Ordinary Warrants may acquire the Ordinary Shares issuable upon exercise of such warrants at an exercise price per share equal to the public offering price of the Ordinary Shares in this offering. Moreover, following this offering, the market value of the Pre-Funded Warrants and the Ordinary Warrants is uncertain, and there can be no assurance that the market value of the Pre-Funded Warrants or the Ordinary Warrants will equal or exceed their public offering price.

The Warrants may not have any value.

Each Warrant has an exercise price per share equal to the public offering price of the Ordinary Shares in this offering and expires on the fifth anniversary of its original issuance date. In the event the market price per Ordinary Share does not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants may not have any value.

This is a reasonable best efforts offering, in which no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund. Thus, we may not raise the amount of capital we believe is required for our operations and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available or available on terms acceptable to us.

The Placement Agent is offering the shares on a “reasonable best efforts” basis, and the Placement Agent is under no obligation to purchase any shares for its own account. The Placement Agent is not required to sell any specific number or dollar amount of shares of Ordinary Shares in this offering but will use its reasonable best efforts to sell the securities offered in this prospectus. as a “reasonable best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated.

This offering might reduce the conversion/exercise price of certain of our outstanding securities and as a result, we may have less proceeds from the exercise or conversion of these securities.

The current conversion prices of our Series B Preferred Shares and Debenture are $7.00 and $4.1772 per share, respectively. The current exercise price of our warrants issued to Alpha in February 2023 is $4.0704 per share. All of these securities include an anti-dilution mechanism. If and when the shares are issued with a public offering price less than the conversion/exercise prices, these prices will be reduced accordingly, subject to certain floor prices. As a result, we will receive less proceeds from the conversion/exercise of these securities.

20

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $[●] million from the sale of the securities by us in this offering, based on an assumed combined public offering price of $[●] per share and accompanying Ordinary Warrant (assuming a public offering price equal to the last sale price of our Ordinary Shares as reported by Nasdaq on [●], 2023, which was $[●]), after deducting the Placement Agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, received from the exercise of warrants issued in this offering.

We intend to use the net proceeds from this offering to strengthen our cash position, which we believe will aid us in regaining compliance with Nasdaq’s minimum requirement for total shareholders’ equity; investment in ongoing development of our C4 stock betting conversion technologies; working capital; and other general corporate purposes. Our expected use of net proceeds from this offering represents our intentions based on our present plans and business conditions, which could change as our plans and business conditions evolve. The amount and timing of our actual expenditures will depend on numerous factors, including the timing and success of clinical studies or clinical studies we may commence in the future, the timing of regulatory submissions and the feedback from regulatory authorities. As a result, our management will have broad discretion over the use of the net proceeds from this offering. Pending our use of the net proceeds from this offering, we may temporarily invest the net proceeds in investment-grade, interest-bearing securities.

21

MARKET FOR ORDINARY SHARES AND DIVIDEND POLICY

Our Ordinary Shares are traded on the Nasdaq under the symbol “SBET.” The last reported sale price of our Ordinary Shares on September 21, 2023 on the Nasdaq was $2.32 per share. As of September 21, 2023, there were 93 shareholders of record of our Ordinary Shares.

We have never declared or paid, and do not anticipate declaring, or paying in the foreseeable future, any cash dividends on our capital stock. Future determinations as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our operating results, financial conditions, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

Instead of paying cash dividends, we anticipate that all of our earnings will be used to provide working capital, to support our operations, and to finance the growth and development of our business. The payment of dividends is within the discretion of the Board and will depend on our earnings, capital requirements, financial condition, prospects, applicable Israeli law, which, among other requirements, provides that dividends are only payable out of retained earnings, and other factors our Board might deem relevant. There are no restrictions that currently limit our ability to pay dividends on our Ordinary Shares other than those generally imposed by applicable Israeli law and the restriction imposed by the terms of the Series B Preferred Shares and the Debenture (an 8% interest rate, 10% original issue discount, senior convertible debenture issued by SharpLink), which provide that as long as any portion of the Series B Preferred Shares and Debenture remains outstanding, unless the holders of at least 50.1% of the Series B Preferred Shares and 67% in principal amount of the then outstanding Debenture shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the subsidiaries to, directly or indirectly pay cash dividends or distributions on any equity securities of the Company.

22

CAPITALIZATION

The following table presents a summary of our cash and restricted cash and capitalization as of June 30, 2023:

●	on an actual basis; and

●	on an as adjusted basis to reflect the issuance and sale of Ordinary Shares in this offering, after deducting placement agent fees and estimated offering expenses payable by us. The as adjusted basis assumes no Pre-Funded Warrants are sold in this offering and excludes the proceeds, if any, from the exercise of any Ordinary Warrants issued in this offering.

The unaudited as adjusted information below is prepared for illustrative purposes only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read the following table in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements and related notes in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the period ended June 30, 2023, incorporated herein by reference.

	As of June 30, 2023
(in thousands)	Actual	As adjusted
Cash and restricted cash	$42,661	$	[●]

Ordinary shares, $0.20 par value; authorized shares 9,290,000 issued and 2,688,541 outstanding shares	538		[●]
Additional paid-in capital	77,582		[●]
Accumulated deficit	(79,879)		[●]
Total shareholders’ equity	$(1,785)	$	[●]

Each $ increase (decrease) in the assumed public offering price of $[●] per share would increase (decrease) each of cash and restricted cash, additional paid-in capital and total shareholders’ equity by approximately $[●] million, assuming the number of Shares and Ordinary Warrants offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated placement agent fees and estimated offering expenses. Similarly, each increase (decrease) of shares in the number of Shares and Ordinary Warrants offered would increase (decrease) cash and cash equivalents, additional paid-in capital and total shareholders’ equity by approximately $[●], assuming the assumed public offering price remains the same, and after deducting estimated placement agent fees and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of Ordinary Shares outstanding before and after this offering is based on 2,833,734 Ordinary Shares outstanding as of September 21, 2023 and excludes:

●	450,644 Ordinary Shares issuable upon the exercise of stock options outstanding at a weighted average exercise price of $9.1620 per Ordinary Share;

●	7,202 Ordinary Shares underlying our accrued Series A-1 Preferred Shares;

●	12,481 Ordinary Shares underlying our Series B Preferred Shares;

●	1,104,232 Ordinary Shares underlying the debenture granted to Alpha in connection with the February 2023 financing transaction; and

●	1,157,895 Ordinary Shares underlying outstanding warrants.

23

DILUTION

If you purchase our Ordinary Shares in this offering, your interest will be diluted immediately to the extent of the difference between the offering price per share you will pay in this offering and the as adjusted net tangible book value per share of our Ordinary Shares after this offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of our Ordinary Shares outstanding.

As of June 30, 2023, our net tangible book value was [●] million, or $[●] per Ordinary Share.

After giving effect to the foregoing pro forma adjustments and the sale by us of [●] Ordinary Share and Pre-Funded Warrants at an assumed public offering price of $[●] per Ordinary Share and accompanying Ordinary Warrant and $[●] per Pre-Funded Warrant and accompanying Ordinary Warrant, and after deducting the placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2023, would have been $[●] million, or $[●] per share. This represents an immediate dilution in as adjusted net tangible book value of approximately $[●] per share to our existing shareholders, and an immediate increase of $[●] per share to purchasers of shares in this offering, as illustrated in the following table:

Assumed public offering price per Share	$	[●]
Net tangible book value per share as of June 30, 2023	$	[●]
Net dilution in net tangible book value per share attributable to existing shareholders	$	[●]
As adjusted net tangible book value per share after this offering	$	[●]
Dilution in net tangible book value per share to new investors in the offering	$	[●]

A $1.00 increase (decrease) in the assumed public offering price of $[●] per share would result in an incremental increase (decrease) in our as adjusted net tangible negative book value of approximately $[●] million or approximately $[●] per share, and would result in an incremental increase (decrease) in the dilution to new investors of approximately $[●] per share, assuming that the number of Ordinary Shares sold by us remains the same and after deducting the placement agent fees and estimated offering expenses payable by us.

The number of Ordinary Shares outstanding before and after this offering is based on 2,688,541 Ordinary Shares outstanding as of June 30, 2023 and excludes:

●	450,644 Ordinary Shares issuable upon the exercise of stock options outstanding at a weighted average exercise price of $9.1620 per Ordinary Share;

●	7,202 Ordinary Shares underlying our accrued Series A-1 Preferred Shares;

●	12,481 Ordinary Shares underlying our Series B Preferred Shares;

●	1,104,232 Ordinary Shares underlying the debenture granted to Alpha in connection with the February 2023 financing transaction; and

●	1,157,895 Ordinary Shares underlying outstanding warrants.

24

DESCRIPTION OF SECURITIES

As of the date of this prospectus, the authorized capital of the Company consists of 9,290,000 Ordinary Shares, 80,000 Preferred A Shares, 260,000 Preferred A-1 Shares and 370,000 Preferred B Shares, nominal value NIS 0.60 each. On September 14, 2023, we filed a preliminary proxy notice and proxy statement in connection with its planned Extraordinary General Meeting of Shareholders to adopt an amendment to the Company’s Articles to increase the authorized share capital of the Company from 9,290,000 Ordinary Shares, nominal value NIS 0.60 per share, to 24,290,000 Ordinary Shares, nominal value NIS 0.60 per share. For further information, see “Prospectus Summary—Recent Developments—Extraordinary Meeting of Shareholders to be Held”.

Ordinary Shares

As of September 21, 2023, we have 2,833,734 Ordinary Shares issued and outstanding. Our Ordinary Shares are listed on Nasdaq under the symbol “SBET.” The transfer agent for our Ordinary Shares is Equiniti/American Stock Transfer & Trust Company, and its address is 6201 15th Avenue Brooklyn, New York 11219.

The rights attached to the Ordinary Shares are as follows:

●	equal rights to receive an invitation to attend all of and vote at all of the general meetings of the Company. Each one of the Ordinary Shares will confer upon the holder a single vote at every general meeting of the Company at which the holder participates and votes, in person, by agent, or by proxy.

●	equal rights to receive dividends, if and when distributed, whether in cash or any other manner, and to participate in a distribution of bonus shares, if and when distributed, according to the ratio between the shareholders’ holdings in the Company’s issued and outstanding share capital (Ordinary Shares and Preferred Shares on an as-converted basis, without regard to the Beneficial Ownership Limitation) and the Company’s total issued and outstanding share capital (Ordinary Shares and Preferred Shares on an as-converted basis, without regard to the Beneficial Ownership Limitation).

●	equal right to participate in a distribution of the Company’s assets available for distribution, in the event of liquidation or winding-up of the Company, following the distribution to the holders of the Series B Preferred Shares, if applicable, and pari-passu with the Series A and Series A-1 Preferred Shares (on an as-converted basis).

Liability to capital calls by our company.

Under our Articles of Association, the liability of our shareholders is limited to the payment of the unpaid amount that they are required to pay the Company for the shares held by them.

Limitations on any existing or prospective major shareholder.

The Israeli Companies Law, 1999, as amended (the “Israeli Companies Law”) requires that an office holder (a term that includes also directors and executive officers) promptly, and no later than the first board meeting at which such transaction is considered, disclose any personal interest that he or she may have and all related material information known to him or her and any material documents in their possession, in connection with any existing or proposed transaction by us. The disclosure requirements that apply to an office holder also apply to a transaction in which a controlling shareholder of the company has a personal interest. The Israeli Companies Law provides that an extraordinary transaction (a transaction other than in the ordinary course of business, other than on market terms, or that may have a material impact on the company’s profitability, assets or liabilities) with a controlling shareholder or an extraordinary transaction with another person in which the controlling shareholder has a personal interest or a transaction with a controlling shareholder or his relative regarding Terms of Service and Employment, must be approved by the audit committee or the compensation committee, as the case may be, the board of directors and shareholders. The shareholders’ approval of such a transaction requires a simple majority approval and the fulfillment of one of the following conditions: (i) at least a majority of the votes cast by shareholders who have no personal interest in the transaction and who vote on the matter are voted in favor of the transaction, or (ii) the votes cast by shareholders who have no personal interest in the transaction voted against the transaction do not represent more than two percent of the voting rights in the company. In addition, any such transaction with a term that exceeds three years requires approval as described above every three years, unless (with respect only to extraordinary transactions and not to other transactions that require the special approval process) the audit committee approves that a longer term is reasonable under the circumstances.

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Under the Companies Regulations (Relief from Related Party Transactions), 5760-2000, promulgated under the Israeli Companies Law, as amended, certain extraordinary transactions between a public company and its controlling shareholder(s) do not require shareholder approval. In addition, under such regulations, directors’ compensation and employment arrangements in a public company do not require the approval of the shareholders if both the compensation committee and the board of directors agree that such arrangements are solely for the benefit of the company or if the directors’ compensation does not exceed the maximum amount of compensation for outside directors determined by applicable regulations.

Preferred A-1 Shares and Preferred B Shares

The Company’s issued share capital includes Preferred Shares of the following classes, the rights, terms and preferences of which are summarized below: Preferred A-1 Shares and Preferred B Shares. As of June 30, 2023, the Company had 12,481 Preferred B Shares issued and outstanding.

Our Articles provide that we shall not effect any conversion of the Preferred Shares to the extent that, after giving effect to the conversion, the applicable shareholder would beneficially own in excess of the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” is defined as 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares issuable upon conversion of Preferred Shares held by the applicable shareholder. The applicable shareholder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions applicable to its Preferred Shares, but not greater than 9.99%. Any such increase or decrease in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company and shall only apply to such shareholder.

Preferred A-1 Shares

As of July 21, 2023, there were 7,202 Preferred A-1 Shares accrued as payment of quarterly dividends on the Preferred B Shares held by Alpha, but not yet issued. Preferred A-1 Shares have equal rights to the Ordinary Shares and are convertible into Ordinary Shares on a 1-for-1 basis (subject to customary adjustments); provided, however, that the Preferred A-1 Shares shall not be converted to the extent that, after giving effect to such conversion, the holder of the Preferred A-1 Shares (together with such holder’s affiliates and any persons acting as a group together with such holder) would beneficially own in excess of the beneficial ownership cap, which is initially set at 9.99%, of the number of the Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares issuable upon conversion of the Preferred A-1 Shares held by the holder, or the Beneficial Ownership Limitation.

Prior to conversion into Ordinary Shares, the Preferred A-1 Shares are entitled to the following rights:

●	equal rights to receive dividends, if and when distributed to holders of Ordinary Shares, whether in cash or any other manner, and to participate in a distribution of bonus shares, if and when distributed, according to the ratio between the shareholders’ holdings in the Company’s issued and outstanding share capital (Ordinary Shares and Preferred Shares on an as-converted basis, without regard to the Beneficial Ownership Limitation) and the Company’s total issued and outstanding share capital (Ordinary Shares and Preferred Shares on an as-converted basis, without regard to the Beneficial Ownership Limitation);

●	equal right to participate in a distribution of the Company’s assets available for distribution, in the event of liquidation or winding-up of the Company, on an as-converted basis, following the distribution to the holders of the Series B Preferred Shares, if applicable, and pari passu with the Ordinary Shares; and

●	equal rights to vote on all matters submitted to a vote of the Ordinary Shares (on an as-converted basis, but only up to the number of votes equal to the number of Ordinary Shares into which the Preferred Shares would be convertible subject to the Beneficial Ownership Limitation). The rights attached to any class (other than modifications to the Beneficial Ownership Limitation, which may not be modified) may be modified or abrogated by the affirmative consent of the respective Determining Majority of the shares of such class; provided, however, that the creation of additional shares of a specific class, or the issuance of additional shares of a specific class, shall not be deemed a modification or abrogation of rights attached to shares of such class or of any other class.

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Preferred B Shares

The Preferred B Shares, currently held by Alpha, are non-voting shares and convertible into Ordinary Shares on a 1-for-1 basis (subject to customary adjustments), subject to the Beneficial Ownership Limitation.

Prior to conversion into Ordinary Shares, the Preferred B Shares are entitled to the following rights:

●	a right to receive from the Company an amount equal to the purchase price of each outstanding Preferred B Share, plus any accrued and unpaid dividends, fees or liquidated damages due thereon (in connection with delays in conversion of Preferred B Shares), to be paid upon any liquidation, dissolution or winding-up of the Company, before any distribution to the other securityholders of the Company;

●	a “full ratchet” anti-dilution adjustment to the conversion price of the Preferred B Shares in the event the Company issues or sells Ordinary Shares or Ordinary Share equivalents for a consideration per share that is less than the conversion price per share of the Preferred B Shares then in effect, other than in connection with an Exempt Issuance (as such term is defined in the Revised Articles) and to a minimum price of $6.64.

Limitations on the Rights to Own Securities in Our Company

Neither our Memorandum of Association nor our Articles of Association nor any applicable law restrict in any way the ownership or voting of shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

Provisions Restricting Change in Control of Our Company

Tender Offer

The Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of a “control stake” (i.e., shares granting 25% or more of the aggregate voting rights at a general meeting of the company). This rule does not apply if there is already another shareholder holding 25% or of the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold more than a 45% of the aggregate voting rights at a general meeting of the company, unless there is another shareholder holding more than 45% of the aggregate voting rights at a general meeting of the company. These requirements do not apply if, in general, the acquisition: (1) was made in a private placement that received shareholder approval as a private placement that was meant to grant the purchaser 25% or more of the voting rights of a company in which no other shareholder holds 25% or more of the voting rights, or to grant the purchaser more than 45% of the voting rights of a company in which no other shareholder holds more than 45% of the voting rights, (2) was from a 25% or greater shareholder of the company which resulted in the acquiror becoming a 25% or greater shareholder of the company, or (3) was from a shareholder holding more than a 45% interest in the company which resulted in the acquiror becoming a holder of more than a 45% interest in the company.

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If, as a result of an acquisition of shares, the acquiror will hold more than 90% of a company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares (a “Full Tender Offer”). A Full Tender Offer is accepted if either: (i) holders of less than 5% of the outstanding shares do not accept the tender offer and more than half of the offerees who do not have a personal interest in accepting the tender offer accepted it, or (ii) holders of less than 2% of the outstanding shares do not accept the tender offer. If the Full Tender Offer is not accepted, then the acquiror may not acquire shares in the tender offer that will cause his shareholding to exceed 90% of the outstanding shares.

The Israeli Companies Law provides for appraisal rights in the event a Full Tender Offer is accepted if the shareholder files a request with the court within six months following the consummation of a Full Tender Offer. The acquirer may provide in the tender offer documents that any shareholder that accepted the offer and tendered his shares will not be entitled to appraisal rights.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, except under certain circumstances specified below, by the majority of each party’s shares voted on the proposed merger at a shareholders meeting. A merger is defined as the transfer of all assets and liabilities, including conditional, future, known and unknown debts of the target company to the surviving company, as a result of which the target company is liquidated, and stricken out of the Companies Register.

Under the Israeli Companies Law, if one of the merging companies, or a shareholder that holds 25% or more of the means of control of one of the merging companies (a “25% Shareholder”), holds shares of the other merging company, then a dissenting vote of holders of the majority of the shares of the other merging company present and voting, excluding shares held by the merging company or a 25% Shareholder thereof, or by anyone acting on behalf of either of them, their relatives and corporations controlled by them, is sufficient to reject the merger transaction. Means of control are defined as any of the following: (i) the right to vote at a general meeting of a company; and (ii) the right to appoint a director of a company. If the transaction would have been approved but for the exclusion of the votes as previously indicated, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of the company. The court will not approve a merger unless it is convinced that the merger is fair and reasonable, taking into account the values of the merging companies and the consideration offered to the shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merged company. In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days have passed from the date that shareholder approval of both merging companies was obtained.

Notwithstanding the foregoing, a merger is not subject to the approval of the shareholders of the target company if the target company is a wholly owned subsidiary of the surviving company. In addition, a merger is not subject to the approval of the shareholders of the surviving company if:

●	the merger does not require the alteration of the memorandum or articles of association of the surviving company;
●	the surviving company would not issue more than 20% of the voting rights thereof in the course of the merger and no person will become, as a result of the issuance, a controlling shareholder of the surviving company (for this purpose any securities convertible into shares of the surviving company that such person holds or that are issued to him in the course of the merger are deemed to have been converted or exercised);
●	neither the target company, nor any shareholder that holds 25% of the means of control of the target company is a shareholder of the surviving company; and
●	there is no person that holds 25% or more of the means of control in both companies.

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Disclosure of Shareholders Ownership

The Israeli Securities Law and regulations promulgated thereunder do not require shareholders of a company whose shares are publicly traded solely on a stock exchange outside of Israel, as in the case of our company, to disclose their share ownership.

Changes in Our Capital

Changes in our capital are subject to the approval of the shareholders at a general meeting by a special majority of 75% of the votes of shareholders participating and voting in the general meeting.

Warrants

As of September 21, 2023, the Company has 1,158,015 warrants outstanding and exercisable for Ordinary Shares.

Alpha Warrants

In November 2021, the Company issued warrants to purchase 266,667 Ordinary Shares to Alpha. Each warrant had an initial exercise price of $45.00 per share, which was reduced to $0.60 pursuant to the 2023 Purchase Agreement entered between the Company and Alpha on February 14, 2023. These warrants were exercisable beginning on May 19, 2022 and will expire on November 19, 2025. These warrants may be exercised only by payment of the exercise price in cash, unless at the time of exercise there is not a registration statement in place for the underlying Ordinary Shares, in which case the warrants will be eligible for net exercise by forfeiture of the warrants with value equal to the exercise price. The warrant includes a beneficial ownership blocker of 9.99%.

In February 2023, the Company issued a warrant to Alpha to purchase 880,000 Ordinary Shares. The warrant has an initial exercise price of $8.75 per share, subject to full-ratchet anti-dilution protection on the warrant (reduction in price, only, no increase in number of warrant shares (subject to customary exempt transaction issuances) and customary anti-dilution adjustments. The warrant is exercisable in whole or in part, at any time on or after February 15, 2023 and before February 15, 2028. The exercise price of the warrant was subject to an initial reset and as a result, the exercise price was reset to $4.0704, the average of the five Nasdaq Official Closing Prices immediately preceding April 14, 2023. The warrant includes a beneficial ownership blocker of 9.99%.

Warrants - MTS

Prior to the MTS Merger, the MTS shareholders approved the issuance to the former MTS CEO of (i) a warrant to the former MTS CEO to acquire 5,833 ordinary shares, at an exercise price of $26.42, which vested and became immediately exercisable upon the consummation of the MTS Merger and expires on July 21, 2024, and (ii) a warrant to acquire 2,500 ordinary shares, with a $0 exercise price, which vested and became immediately exercisable upon the consummation of the MTS Merger and expires on July 21, 2024.

Transfer Agent and Registrar

Our transfer agent is Equiniti/American Stock Transfer & Trust Company, LLC, located at 6201 15th Avenue, Brooklyn, New York 11219.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

Ordinary Shares

The material terms and provisions of our Ordinary Shares are described in the section titled, “Description of Securities” in this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price. Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.001. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of Ordinary Shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Ordinary Shares and the exercise price. The Pre-Funded Warrants will be issued separately from the accompanying Ordinary Warrants and may be transferred separately immediately thereafter.

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Exercisability. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of our Ordinary Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the Pre-Funded Warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the Pre-Funded Warrants at closing to have their Pre-Funded Warrants exercised immediately upon issuance and receive Ordinary Shares underlying the Pre-Funded Warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding Ordinary Shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of our Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding Ordinary Shares. No fractional Ordinary Shares will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional shares, we will round up to the next whole share.

Cashless Exercise. If, at the time a holder exercises its Pre-Funded Warrants, a registration statement registering the issuance of the Ordinary Shares underlying the Pre-Funded Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Ordinary Shares determined according to a formula set forth in the Pre-Funded Warrants.

Transferability. Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Right as a Shareholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of Ordinary Shares, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Ordinary Shares, including any voting rights, until they exercise their Pre-Funded Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Ordinary Shares, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction, other than one in which a successor entity that is a publicly traded corporation (whose stock is quoted or listed for trading on a national securities exchange, including, but not limited to, the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market) assumes the Pre-Funded Warrant such that the warrant shall be exercisable for the publicly traded common stock of such successor entity.

Ordinary Warrants

The following summary of certain terms and provisions of Ordinary Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Ordinary Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Ordinary Warrants for a complete description of the terms and conditions of the Ordinary Warrants.

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Duration and Exercise Price. The Company is also offering Ordinary Warrants to purchase up to an aggregate of [●] our Ordinary Shares. Each Ordinary Warrant may be exercised, in cash or by a cashless exercise at the election of the holder at any time following the date of issuance and from time to time thereafter through and including the five year anniversary of the initial exercise date. The exercise price and number of Ordinary Shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Ordinary Shares and the exercise price. The exercise price is separately subject to reduction in the event of certain future dilutive issuances of Ordinary Shares by us, including pursuant to ordinary share equivalents and convertible or derivative securities. The Ordinary Warrants will be issued separately from the Ordinary Shares and will be held separately immediately thereafter. One Ordinary Warrant to purchase one Ordinary Share will be issued for every Ordinary Share or Pre-Funded Warrant to purchase one share purchased in this offering.

Exercisability. The Ordinary Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Ordinary Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Ordinary Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Ordinary Shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Ordinary Warrants up to 9.99% of the number of our Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Ordinary Warrants. No fractional shares of Ordinary Shares will be issued in connection with the exercise of Ordinary Warrants. In lieu of fractional shares, we will round up to the next whole share.

Cashless Exercise. If, at the time a holder exercises its Ordinary Warrants, a registration statement registering the issuance of the shares of Ordinary Shares underlying the Ordinary Warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Ordinary Shares determined according to a formula set forth in the Ordinary Warrants.

Transferability. Subject to applicable laws, a Ordinary Warrant may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Ordinary Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no established public trading market for the Ordinary Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Ordinary Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Ordinary Warrants will be limited.

Right as a Shareholder. Except as otherwise provided in the Ordinary Warrants or by virtue of such holder’s ownership of our Ordinary Shares, the holders of the Ordinary Warrants do not have the rights or privileges of holders of our Ordinary Shares, including any voting rights, until they exercise their Ordinary Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the form of Ordinary Warrant, and generally including any reorganization, recapitalization or reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Ordinary Shares, the holders of the Ordinary Warrants will be entitled to receive upon exercise of the Ordinary Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Ordinary Warrants immediately prior to such fundamental transaction, other than one in which a successor entity that is a publicly traded corporation (whose stock is quoted or listed for trading on a national securities exchange, including, but not limited to, the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market) assumes the Ordinary Warrant such that the warrant shall be exercisable for the publicly traded common stock of such successor entity.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 21, 2023, with respect to the beneficial ownership of our Ordinary Shares by (i) each director, (ii) each named executive officer, (iii) all directors and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our Ordinary Shares based on filings with the SEC, unless otherwise indicated below.

Name (1)	Number of Ordinary Shares Beneficially Owned(2)	Percentage of Outstanding Ordinary Shares(3)
Principal Shareholders
Alpha Capital Anstalt (“Alpha”)(4) (5)	283,081	9.99%

Executive Officers
Rob Phythian, CEO(6)	77,586	2.7%
Chris Nicholas, COO(7)	142,620	5.0%
Robert DeLucia, CFO(8)	6,944	*
David Abbott, CTO(9)	7,638	*

Non-Employee Directors
Paul Abdo(10)	116,290	4.1%
Joe Housman(11)	26,443	*
Tom Doering	—	—
Scott Pollei	—	—
Adrienne Anderson	—	—
All directors and executive officers as a group	377,521	13.3%

* Indicates less than 1%.

1	Unless otherwise indicated, such individual’s address is C/O SharpLink Gaming Ltd., 333 Washington Avenue North, Suite 104, Minneapolis, Minnesota 55401.

2	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Ordinary shares relating to options currently exercisable or exercisable within 60 days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

3	Percentages are calculated based on 2,833,734 Ordinary Shares issued and outstanding as of September 13, 2023, less 90 Ordinary Shares held as treasury stock. This represents a total number of 2,833,644.

4	Beneficial ownership reflects the maximum number of Ordinary Shares that may be acquired by Alpha subject to the Beneficial Ownership Limitation. Pursuant to the Company’s records, Alpha owns of record (i) 101,406 Ordinary Shares, (ii) 12,481 Preferred B Shares, (iii) regular warrant to purchase 266,667 Ordinary Shares at an exercise price of $0.60 per share, (iv) the Debenture convertible to up to 1,391,798 Ordinary Shares (consisting of 1,053,337 Conversion Shares to be issued at $4.1772 per share (the “Conversion Price”), and 338,461 interest shares which may be issued at $3.90 per share, the closing price of our Ordinary Shares as of April 20, 2023, assuming all permissible interest and principal payments are made in Ordinary Shares and the Debenture is held until maturity), and (v) warrant to purchase up to 880,000 Ordinary Shares at an exercise price of $4.0704 per share.

5	Alpha’s address is Altenbach 8, 9490 Vaduz, Principality of Liechtenstein.

6	Includes 972 Ordinary Shares issuable upon exercise of options within 60 days.

7	Includes 1,667 Ordinary Shares issuable upon exercise of options within 60 days.

8	Includes 1,111 Ordinary Shares issuable upon exercise of options within 60 days.

9	Includes 1,389 Ordinary Shares issuable upon exercise of options within 60 days.

10	Includes 74 Ordinary Shares issuable upon exercise of options within 60 days, and 82,793 Ordinary Shares indirectly owned by Mr. Abdo through Abdo Investments II, Inc., a Minnesota corporation. Mr. Abdo is a director of Abdo Investments II, Inc.

11	Includes 74 Ordinary Shares issuable upon exercise of options within 60 days.

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PLAN OF DISTRIBUTION

A.G.P. has agreed to act as our Placement Agent in connection with this offering subject to the terms and conditions of the placement agency agreement dated [●], 2023. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but it has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. We may not sell the entire amount of securities offered pursuant to this prospectus.

We will enter into a securities purchase agreement directly with certain purchasers, at the purchaser’s option, who purchase our securities in this offering. Purchasers who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. We will deliver the securities being issued to purchasers upon receipt of purchaser funds for the purchase of the securities offered pursuant to this prospectus.

This offering will be completed no later than two business days following the commencement of this offering and the delivery of such securities will be made upon receipt of investor funds received by the Company. We expect to deliver the securities being offered pursuant to this prospectus on or about [●], 2023.

We have agreed to indemnify the Placement Agent and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

Fees and Expenses

This offering is being conducted on a “reasonable best efforts” basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the placement agent fees set forth in the table below (assuming the purchase of all of the securities we are offering).

	Per Share and Ordinary Warrant	Per Pre-Funded Warrant and Ordinary Warrant	Total
Public offering price	$	$	$
Placement Agent fees	$	$	$
Proceeds to us, before expenses(1)	$	$	$

(1) The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the Pre-Funded Warrants or Ordinary Warrants being issued in this offering.

We have agreed to pay to the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds raised in this offering. Because there is no minimum offering amount required as a condition to closing in this offering, the actual aggregate cash placement fee, if any, is not presently determinable and may be substantially less than the maximum amount set forth above.

We have also agreed to reimburse the Placement Agent at closing for legal and other expenses incurred by the placement agent in connection with this offering in an amount equal to $100,000 and for certain non-accountable expenses, up to $25,000. We estimate the total expenses payable by us for this offering, excluding the placement agent fees and expenses, will be approximately $[●].

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(ii) of the Securities Act. and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 4l5(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

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Placement Agent Warrants

We have agreed to issue to A.G.P. Placement Agent Warrants to purchase up to [●] of our Ordinary Shares, representing 5.0% of the aggregate number of Ordinary Shares and Ordinary Shares underlying Pre-Funded Warrants sold in this offering. The Placement Agent Warrants will have an exercise price equal to $[●] (110% of the public offering price of each Ordinary Share) and will be exercisable beginning on [●], 2024, which is 180 days after the commencement of sales in this offering and terminate five years from the commencement of sales in this offering. Pursuant to FINRA Rule 5110(e), the Placement Agent Warrants and any Ordinary Shares issued upon exercise of the Placement Agent Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the placement agent or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

Lock-Up Agreements

Our directors and executive officers have agreed to enter lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any Ordinary Shares or securities convertible into, or exchangeable or exercisable for, our Ordinary Shares during a period ending 90 days after the date of this prospectus, without first obtaining the written consent of the Placement Agent, subject to certain exceptions. Specifically, these individuals have agreed, in part, not to:

●	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended;

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our Ordinary Shares, in cash or otherwise;

●	make any demand for or exercise any right with respect to the registration of any of our securities;

●	publicly disclose the intention to make any offer, sale, pledge or disposition of, or to enter into any transaction, swap, hedge;

●	or other arrangement relating to any of our securities.

Notwithstanding these limitations, our securities may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

In addition, we have agreed that, subject to certain exceptions, (i) we will not conduct any issuances of our Ordinary Shares for a period of 90 days following closing of this offering and that (ii) we will not enter into a variable rate transaction for a period of 180 days following the closing of this offering.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the investors, in consultation with the Placement Agent based on the trading of our shares of Ordinary Shares prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the industry in which we operate, our past and present operating results, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, the previous experience of our executive officers, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Listing

Our Ordinary Shares are listed on the Nasdaq under the symbol “SBET.” There is no established public trading market for the Ordinary Warrants or Pre-Funded Warrants, and we do not expect such a market to develop. We do not intend to apply to list the Ordinary Warrants or Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited.

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

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Other Activities and Relationships

The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the· accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates enter into a lending relationship with us, they will routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Ordinary Shares offered hereby. Any such short positions could adversely affect future trading prices of the Ordinary Shares offered hereby. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the issuance of the Ordinary Shares offered hereby will be passed upon for us by S. Friedman, Abramson & Co., Tel Aviv, Israel. The Placement Agent is being represented in connection with this offering by Sullivan & Worcester LLP, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in an applicable prospectus supplement.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2022, which are incorporated by reference in this prospectus in the registration statement, have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as set forth in their report thereon and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of the Company as of and for the year ended December 31, 2021 incorporated in this prospectus and registration statement by reference from the SharpLink Gaming Ltd. Annual Reports on Form 10-K and form 10-K/A for the year ended December 31, 2022, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, which report expresses an unqualified opinion and includes explanatory paragraphs relating to going concern and retrospective adjustments for discontinued operations, incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of SportsHub Games Network, Inc. and its Subsidiaries as of and for the year ended December 31, 2021, which are incorporated by reference in this prospectus in the registration statement from the SharpLink Gaming Ltd. Annual Report on Form 10-K/A for the year ended December 31, 2022, have been audited by Bergan KDV Ltd., an independent registered public accounting firm, as stated in their report thereon and are incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of SportsHub Games Network, Inc. and its Subsidiaries as of and for the year ended December 31, 2020, which are incorporated by reference in this prospectus and registration statement from the SharpLink Gaming Ltd. Annual Report on Form 10-K/A for the year ended December 31, 2022, have been audited by RSM US LLP, an independent auditor, as stated in their report thereon and incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

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TRANSFER AGENT

Our transfer agent is Equiniti/American Stock Transfer & Trust Company, LLC, located at 6201 15th Avenue, Brooklyn, New York 11219.

LEGAL PROCEEDINGS

From time to time, we may become involved in lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Although we currently maintain liability insurance coverage intended to cover professional liability and certain other claims, we cannot assure that our insurance coverage will be adequate to cover liabilities arising out of claims asserted against us in the future where the outcomes of such claims are unfavorable to us. Liabilities in excess of our insurance coverage, including coverage for professional liability and certain other claims, could have a material adverse effect on our business, financial condition and results of operations. As of September 21, 2023, there are no pending, nor to our knowledge threatened, legal proceedings against us.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.sharplink.com. Information accessible on or through our website is not a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and because we are a smaller reporting company, later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (including those made after the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement) we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

●	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 5, 2023;

●	Our amended Annual Report on Form 10-K/A ended December 31, 2022, filed with the SEC on July 14, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 16, 2023;

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 14, 2023;

●	Our definitive proxy statement on Schedule 14A, filed with the SEC on April 25, 2023;

●	Our preliminary proxy statement on Schedule 14A, filed with the SEC on September 14, 2023;

●	Our Current Reports on Form 8-K filed with the SEC on January 5, 2023, January 23, 2023, February 16, 2023, February 17, 2023, April 26, 2023, May 10, 2023, May 26, 2023, May 26, 2023, June 21, 2023, August 9, 2023 and September 8, 2023;

●	The description of the rights of each class of securities contained in Exhibit 2.4 to our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on April 5, 2023, including any amendment or report filed for the purpose of updating such description.

As a smaller reporting company, we also are incorporating by reference any future information filed (rather than furnished) by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial filing of the registration statement of which this prospectus is a part and before the effective date of the registration statement and after the date of this prospectus until the termination of the offering. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. You should direct requests for documents to:

SharpLink Gaming Ltd.

333 Washington Avenue North

Suite 104

Minneapolis, Minnesota 55401

Attention: Chief Financial Officer

Phone: 612-293-0619

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Up to [●] Ordinary Shares or Ordinary Shares Underlying Pre-Funded Warrants

Ordinary Warrants to Purchase Up to [●] Ordinary Shares

Up to [●] Ordinary Shares Underlying Ordinary Warrants

Pre-Funded Warrants to Purchase Up to [●] Ordinary Shares

PRELIMINARY PROSPECTUS

Sole Placement Agent

A.G.P.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distributions

The following table sets forth the costs and expenses payable by SharpLink Gaming, Ltd. (the “Company,” “MTS” or “Old SharpLink”) in connection with the offering and sale of the ordinary shares, par value NIS 0.60 share (the “Ordinary Shares”) being registered. All amounts shown are estimates, except the Securities and Exchange Commission (the “SEC”) registration fee.

SEC registration fee	$1,812
Federal and state taxes and fees	*
FINRA filing fee	*
Accounting fees and expenses	*
Legal fees and expenses	*
Transfer agent and registrar fees	*
Printing expenses	*
Miscellaneous	*
Total	*

*To be provided by amendment

Item 14. Indemnification of Directors and Officers

Exculpation of Office Holders. The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his or her duty of loyalty. If permitted by its articles of association, a company may exculpate in advance an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care. However, a company may not exculpate in advance a director from his or her liability to the company with respect to a breach of his duty of care in connection with distributions.

Insurance of Office Holders. Israeli law provides that a company may, if permitted by its articles of association, enter into a contract to insure its office holders for liabilities incurred by the office holder with respect to an act or omission performed in his or her capacity as an office holder, as a result of: (i) a breach of the office holders duty of care to the company or another person; (ii) a breach of the office holders duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that the act would not prejudice the company’s interests; and (iii) a financial liability imposed upon the office holder in favor of another person.

Indemnification of Office Holders. Under Israeli law a company may, if permitted by its articles of association, indemnify an office holder for acts or omissions performed by the office holder in such capacity for (a) monetary liability imposed upon the office holder in favor of another person pursuant to a court judgment, including a settlement or an arbitration award approved by a court; (b) reasonable litigation expenses, including attorney’s fees, actually incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any monetary liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a monetary liability was imposed on him or her in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and (c) reasonable litigation expenses, including attorneys’ fees, actually incurred by the office holder or imposed upon the office holder by a court: (i) in an action, suit or proceeding brought against the office holder by or on behalf of the company or another person, (ii) in connection with a criminal action in which the office holder was acquitted, or (iii) in connection with a criminal action in which the office holder was convicted of a crime that does not require proof of criminal intent.

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Israeli law provides that a company’s articles of association may permit the company to (a) indemnify an office holder retroactively, following a determination to this effect made by the company after the occurrence of the event in respect of which the office holder will be indemnified; and (b) undertake in advance to indemnify an office holder, except that with respect to a monetary liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of occurrences, which, in the opinion of the company’s board of directors, are, at the time of the undertaking, foreseeable due to the company’s activities and to an amount or standard that the board of directors has determined is reasonable under the circumstances.

Limitations on Exculpation, Insurance and Indemnification. The Israeli Companies Law provides that a company may not exempt or indemnify an office holder nor enter into an insurance contract which would provide coverage for liability incurred as a result of any of the following: (a) a breach by the office holder of his or her duty of loyalty (however, a company may insure and indemnify against such breach if the office acted in good faith and had reasonable cause to assume that his act would not prejudice the company’s interests); (b) a breach by the office holder of his or her duty of care if the breach was done intentionally or recklessly, unless made in negligence only; (c) any act of omission done with the intent to derive an illegal personal benefit; or (d) any fine, civil fine, monetary sanction or penalty levied against the office holder.

Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our Compensation Committee and our board of directors and, if the office holder is a controlling shareholder, director or a chief executive officer, also by our shareholders.

Our Articles allow us to insure, indemnify and exempt our office holders, to the fullest extent permitted by the provisions of the Israeli Companies Law. We have provided several of our directors and officers a letter of indemnification for liabilities or expenses incurred as a result of their acts in their capacity as directors and officers of our company, in an aggregate amount not to exceed $3 million.

Following the expiration of our previous policy, we acquired a new directors’ and officers’ policy with liability coverage of $5.0 million, and additional side A (only) coverage of $5.0 million, commencing July 26, 2021. Our shareholders approved the purchase of the new policy commencing July 26, 2021 and the terms and conditions for the purchase, renewal, extension and/or replacement, from time to time, of our directors’ and officers’ liability insurance policy for all directors and officers of our company and its subsidiaries, who may serve from time to time (including our Chief Executive Officer) (the “New Policy”), as follows: (i) the coverage limit per claim and in the aggregate under the New Policy may not exceed an amount representing an increase of 25% in any year, as compared to the previous year’s aggregate coverage limit; (ii) our Compensation Committee determines that the New Policy is on market terms; and (iii) any New Policy may not be entered into after 2023. No further approval of our shareholders will be required in connection with any renewal and/or extension and/or purchase of the New Policy entered into in compliance with the foregoing terms and conditions.

Administrative Sanctions. The Israeli Securities Authority is authorized to impose administrative sanctions against companies like ours and their office holders for certain violations of the Israeli Securities Law or the Israeli Companies Law. These sanctions include monetary sanctions and certain restrictions on serving as a director or senior officer of a public company for certain periods of time. The maximum amount of the monetary sanctions that could be imposed upon individuals is a fine of NIS 1.0 million (currently equivalent to approximately $309,000), plus the greater of the following amounts payable to persons who suffered damages as a result of the violation: (i) the amount of profits earned or losses avoided by the violator as a result of the violation, up to the amount of the applicable fine, or (ii) compensation for damages suffered by the injured persons, up to 20% of the fine imposed on the violator.

Only certain types of liabilities may be reimbursed by indemnification and insurance. Specifically, legal expenses (including attorneys’ fees) incurred by an individual in the applicable administrative enforcement proceeding and any compensation payable to injured parties for damages suffered by them (as described in clause (ii) of the immediately preceding paragraph) are permitted to be reimbursed via indemnification or insurance, provided that such indemnification and insurance are authorized by the company’s articles of association.

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Item 15. Recent Sales of Unregistered Securities

On December 23, 2020, the Company entered into a securities purchase agreement with an investor to issue 200 shares of Series A preferred stock for $2,000,000. On June 15, 2021, Old SharpLink entered into the first amendment to the securities purchase agreement, pursuant to which Old SharpLink sold to the current Series A preferred stock shareholder Series B preferred stock for $6,000,000, and issued Series A-1 preferred stock equal to 3% of the issued and outstanding capital of the Company. On July 23, 2021, Old SharpLink entered into the second amendment to the securities purchase agreement, pursuant to which Old SharpLink sold to the Series A preferred stock shareholder 276,582 shares of Series B preferred stock for $6,000,000.

In February 2021, MTS issued a warrant in exchange for advisory services, which vested upon the completion of the MTS Merger.

On July 21, 2021, MTS granted a warrant to the former MTS CEO to acquire 5,833 ordinary shares, at an exercise price of $26.42, and a warrant to acquire 2,500 ordinary shares, with a $0 exercise price. Both warrants vested and became immediately exercisable upon the consummation of the MTS Merger and expire three years after the grant date.

On July 26, 2021, Old SharpLink completed the MTS Merger, changing the name of the Company from Mer Telemanagement Solutions Ltd. to SharpLink Gaming Ltd., which was effectuated by a share exchange in which MTS issued 1,160,101 Ordinary Shares in the transaction in exchange for shares of Old SharpLink’s outstanding common stock.

On November 16, 2021, in a concurrent private placement, the Company agreed to issue to Alpha the Regular Warrants which are initially exercisable six months following issuance and terminate four years following issuance. The Regular Warrants are exercisable to purchase an aggregate of 266,667 Ordinary Shares and initially had an exercise price of $45.00 per share, which was reduced to $0.60 per share in connection with the 2023 Purchase Agreement executed with Alpha in February 2023.

On December 31, 2021, the Company issued 60,611 Ordinary Shares as part of the consideration for the FourCubed acquisition. Subsequent to closing, the seller is able to earn up to an additional 58,775 Ordinary Shares (the “Earn-Out Shares”) of the Company by maintaining employment and meeting certain performance conditions. In March 2022, the seller’s employment was terminated. No performance-based milestones were achieved prior to termination. As issuance of the Earn-Out Shares to the seller was contingent upon achieving specified milestones and continued employment, the Company does not expect to recognize compensation cost related to the earnout.

On December 22, 2022, the Company issued, in the aggregate, 431,926 Ordinary Shares to common and preferred stockholders of SportsHub, on a fully diluted basis. An additional aggregate of 40,586 Ordinary Shares are being held in escrow for SportsHub shareholders who have yet to provide the applicable documentation required in connection with the SportsHub Merger, as well as 40,586 Ordinary Shares held in escrow for indemnifiable losses and for the reimbursement of expenses incurred by the stockholder representative in performing his duties pursuant to the Merger Agreement.

On February 15, 2023, the Company issued to Alpha, an 8% Interest Rate, 10% Original Issue Discount, Senior Convertible Debenture in the aggregate principal amount of $4,400,000 for a purchase price of $4,000,000. On February 15, 2023, the Company also issued to Alpha the warrant to purchase 880,000 Ordinary Shares of the Company at an initial exercise price of $8.75. The exercise price of the warrant was subject to an initial reset immediately prior to the Company’s filing of a proxy statement that includes the Shareholder Approval Proposal, to the lower of $8.75 and the average of the five Nasdaq Official Closing Prices immediately preceding such date. As a result, the Exercise Price has been reset to $4.0704, the average of the five Nasdaq Official Closing Prices immediately preceding April 14, 2023, the date the Company filed its preliminary proxy statement which includes the Shareholder Approval Proposal.

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Item 16. Exhibits and Financial Statement Schedules

(a)Exhibits

Exhibit Number	Description

1.1*	Form of Placement Agent Agreement

2.1	Agreement and Plan of Merger, dated June 14, 2023, by and among SharpLink Gaming Ltd., SharpLink Gaming, Inc., and SharpLink Merger Sub Ltd. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 filed with the SEC on June 15, 2023).

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated July 24, 2023, by and among SharpLink Gaming Ltd., SharpLink Gaming, Inc., and SharpLink Merger Sub Ltd.

3.1	Memorandum of Association of SharpLink Gaming Ltd. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on April 26, 2023) (translated from Hebrew; the original language version is on file with the Registrant and is available upon request)

3.2	Second Amended and Restated Articles of Association of SharpLink Gaming Ltd. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed with the SEC on May 26, 2023)

4.1	Form of Regular Warrant issued to Alpha Capital Anstalt (incorporated by reference to Exhibit 4.2 to the Current Report on Form 6-K submitted to the SEC on November 19, 2021)

4.2	Common Stock Purchase Warrant for 8,800,000 shares in favor of Alpha Capital Anstalt, dated February 15, 2023 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

4.3	MTS Warrant issued to Roy Hess for 58,334 Ordinary Shares of SharpLink Gaming Ltd.

4.4	MTS Warrant issued to Roy Hess for 25,000 Ordinary Shares of SharpLink Gaming Ltd.

4.5	Common Stock Purchase Warrant of SportsHub Games Network, Inc., dated October 29, 2018

4.6*	Form of Pre-Funded Warrant

4.7*	Form of Ordinary Warrant

4.8*	Form of Placement Agent Warrant

5.1*	Opinion of S. Friedman, Abramson & Co.

10.1	Agreement and Plan of Merger, dated April 15, 2021, among Mer Telemanagement Solutions Ltd., SharpLink, Inc., and New SL Acquisition Corp. (incorporated by reference to Exhibit 99.2 to the Current Report on Form 6-K submitted to the SEC on April 15, 2021)

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10.2	Amendment No. 1 to Agreement and Plan of Merger, dated July 23, 2021, Mer Telemanagement Solutions Ltd., New SL Acquisition Corp. and SharpLink, Inc. (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form F-3 filed with the SEC on July 27, 2021)

10.3+	SharpLink Gaming Ltd. 2003 Israeli Share Option Plan (incorporated by reference to Exhibit B to Item IV of Exhibit 99.1 the Current Report on Form 6-K submitted to the SEC on July 2, 2013)

10.4+	SharpLink, Inc. 2020 Stock Incentive Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 filed with the SEC on October 12, 2021)

10.5+	2021 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 filed with the SEC on October 12, 2021)

10.6+	SportsHub Games Network, Inc. 2018 Equity Incentive Plan

10.7+	Employment Agreement by and between SharpLink, Inc. and Rob Phythian, dated July 26, 2021 (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4 filed with the SEC on February 3, 2022)

10.8+	Employment Agreement by and between SharpLink, Inc. and Chris Nicholas, dated July 26, 2021 (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 filed with the SEC on February 3, 2022)

10.9+	Employment Agreement by and between SharpLink Gaming Ltd. and Bob DeLucia, dated August 16, 2022 (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1/A filed with the SEC on May 8, 2023)

10.10+	Directors and Officers Compensation Policy (incorporated by reference to Annex C to Exhibit 99.2 of the Current Report on Form 6-K submitted to the SEC on July 28, 2022)

10.11	Securities Purchase Agreement dated December 23, 2020, between SharpLink, Inc. and Alpha Capital Anstalt, as amended on June 15, 2021 and July 23, 2021 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 6-K submitted to the SEC on November 19, 2021)

10.12	Securities Purchase Agreement dated November 16, 2021 between the Company and Alpha Capital Anstalt (incorporated by reference to Exhibit 10.1 to the Current Report on Form 6-K submitted to the SEC on November 19, 2021)

10.13	Asset Purchase Agreement, dated December 31, 2021, by and among FourCubed Acquisition Company, LLC, 6t4 Company, FourCubed Management, LLC, Chris Carlson, and SharpLink Gaming Ltd. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 6-K submitted to the SEC on January 12, 2022)

10.14†	Registration Rights Agreement, dated December 31, 2021, by and among SharpLink Gaming Ltd., 6t4 Company, and Chris Carlson (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 6-K submitted to the SEC on January 12, 2022)

10.15	Agreement and Plan of Merger, dated September 7, 2022, by and among Sharplink Gaming Ltd., SHGN Acquisition Corp., SportsHub Games Network, Inc. and Christian Peterson, in his capacity as the Stockholder Representative (incorporated by reference to Annex A-1 to Exhibit 99.2 of the Current Report on Form 6-K submitted to the SEC on November 8, 2022)

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10.16	First Amendment to Agreement and Plan of Merger, dated November 2, 2022, by and among Sharplink Gaming Ltd., SHGN Acquisition Corp., SportsHub Games Network, Inc. and Christian Peterson, in his capacity as the Stockholder Representative (incorporated by reference to Annex A-1 to Exhibit 99.2 of the Current Report on Form 6-K submitted to the SEC on November 8, 2022)

10.17††	Share and Asset Purchase Agreement, dated as of November 9, 2022, by and between SharpLink Gaming Ltd. and Entrypoint South Ltd. (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 6-K submitted to the SEC on January 5, 2023)

10.18	Revolving Credit Agreement, dated February 13, 2023, by and between SharpLink, Inc. and Platinum Bank (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

10.19	Revolving Promissory Note, dated February 13, 2023, executed by SharpLink, Inc. (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

10.20	Deposit Account Pledge And Control Agreement, dated February 13, 2023, by and between SHGN Acquisition Corp. and Platinum Bank (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

10.21	Form of Company Guaranty, dated February 13, 2023, issued by SHGN Acquisition Corp., SLG 1 Holdings LLC and SLG 2 Holdings LLC (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

10.22	Term Loan Agreement, dated June 9, 2020, by and between SportsHub Games Network, Inc. and Platinum Bank (incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

10.23	Amendment Agreement, dated November 4, 2021, by and between SportsHub Games Network, Inc., LeagueSafe Management, LLC, Virtual Fantasy Games Acquisition, LLC, Rob Phythian, Chris Nicholas and Platinum Bank (incorporated herein by reference to Exhibit 10.6 to the Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

10.24	Consent, Assumption and Second Amendment Agreement, dated February 13, 2023, by and between SHGN Acquisition Corp., LeagueSafe Management, LLC, Virtual Fantasy Games Acquisition, LLC and Platinum Bank (incorporated herein by reference to Exhibit 10.7 to the Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

10.25	Amended and Restated Term Promissory Note, dated February 13, 2023, executed by SHGN Acquisition Corp. (incorporated herein by reference to Exhibit 10.8 to the Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

10.26	Security Agreement, dated June 9, 2020, executed by SHGN Acquisition Corp. (incorporated herein by reference to Exhibit 10.9 to the Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

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10.27	Third Party Security Agreement, dated as of June 9, 2020, executed by Virtual Fantasy Games Acquisition, LLC (incorporated herein by reference to Exhibit 10.10 to the Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

10.28	Amended and Restated Deposit Account Pledge Agreement, dated February 13, 2023, executed by SHGN Acquisition Corp. (incorporated herein by reference to Exhibit 10.11 to the Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

10.29	Revolving Credit Agreement, dated March 27, 2020, by and between SportsHub Games Network, Inc. and Platinum Bank (incorporated herein by reference to Exhibit 10.12 to the Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

10.30	Second Amendment Agreement, dated November 4, 2021, by and between SportsHub Games Network, Inc., LeagueSafe Management, LLC, Virtual Fantasy Games Acquisition, LLC and Platinum Bank (incorporated herein by reference to Exhibit 10.13 to the Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

10.31	Consent, Assumption and Third Amendment Agreement, dated February 13, 2023, by and between SHGN Acquisition Corp., LeagueSafe Management, LLC, Virtual Fantasy Games Acquisition, LLC and Platinum Bank (incorporated herein by reference to Exhibit 10.14 to the Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

10.32	Amended and Restated Promissory Note executed by SHGN Acquisition Corp., dated February 13, 2023 (incorporated herein by reference to Exhibit 10.15 to the Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

10.33	Security Agreement, dated March 27, 2020, executed by SportsHub Games Network, Inc. (incorporated herein by reference to Exhibit 10.16 to the Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

10.34	Security Agreement, dated March 27, 2020, by and between LeagueSafe Management, LLC and SportsHub Games Network, Inc. (incorporated herein by reference to Exhibit 10.17 to the Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

10.35	Third Party Security Agreement, dated March 27, 2020, executed by Virtual Fantasy Games Acquisition, LLC (incorporated herein by reference to Exhibit 10.18 to the Current Report on Form 8-K/A filed with the SEC on February 17, 2023)

10.36	Securities Purchase Agreement, dated February 14, 2023, by and between SharpLink, Inc. and Alpha Capital Anstalt (incorporated herein by reference to Exhibit 10.19 to the Current Report on Form 8-K filed with the SEC on February 16, 2023)

10.37	8% Senior Convertible Debenture Due February 15, 2026 (incorporated herein by reference to Exhibit 10.20 to the Current Report on Form 8-K filed with the SEC on February 16, 2023)

10.38	Registration Rights Agreement, dated February 14, 2026, by and between SharpLink, Inc. and Alpha Capital Anstalt (incorporated herein by reference to Exhibit 10.21 to the Current Report on Form 8-K filed with the SEC on February 16, 2023)

10.39*	Form of Securities Purchase Agreement

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed to the SEC on April 5, 2023)

23.1	Consent of Cherry Bekaert, LLP

23.2	Consent of RSM US LLP

23.3	Consent of RSM US LLP

23.4	Consent of BerganKD, LTD.

23.5*	Consent of S. Friedman, Abramson & Co. (included in Exhibit 5.1)

24.1	Power of Attorney

107	Filing Fee Table

*	To be filed by amendment
†	Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information contained in this has been redacted as indicated therein
††	Annexes and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted annexes and schedules upon request.
+	Indicates management contract or compensatory plan.

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(b)Financial Statement Schedules.

None.

Item 17. Undertakings

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (l)(ii) and (l)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 462(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such first use.

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(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 of the Securities Act; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) that:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, SharpLink Gaming Ltd. has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 22nd day of September, 2023.

SharpLink Gaming Ltd.

By:	/s/ Rob Phythian
Name:	Rob Phythian
Title:	Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rob Phythian and Robert DeLucia, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully for all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Rob Phythian	Chief Executive Officer and Director	September 22, 2023
Rob Phythian	(Principal Executive Officer)

/s/ Robert DeLucia	Chief Financial Officer	September 22, 2023
Robert DeLucia	(Principal Financial Officer and Principal Accounting Officer)

/s/ Chris Nicholas	Chief Operator Officer and Director	September 22, 2023
Chris Nicholas

/s/ Joseph Housman	Chairman of the Board	September 22, 2023
Joseph Housman

/s/ Paul Abdo	Director	September 22, 2023
Paul Abdo

/s/ Thomas Doering	Director	September 22, 2023
Thomas Doering

/s/ Adrienne Anderson	Director	September 22, 2023
Adrienne Anderson

/s/ Scott Pollei	Director	September 22, 2023
Scott Pollei

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